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Modine Manufacturing Company
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June 17, 2014

1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

Date:	Thursday, July 17, 2014
Time:	9:00 a.m.
Place:	The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, Wisconsin 53202
Record Date:	May 30, 2014

Matters to vote on:

1.	Election of the Company-nominated slate of three directors for terms expiring in 2017;

2.	Amendment and Restatement of 2008 Incentive Compensation Plan;

3.	Advisory vote to approve the Company’s named executive officer compensation;

4.	Ratification of the appointment of the Company’s independent registered public accounting firm;

5.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Margaret C. Kelsey
Vice President, Legal and Corporate
Communications, General Counsel and Secretary

June 17, 2014

Your vote at the annual meeting is important to us.  Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it in the enclosed envelope.  This proxy statement is solicited on behalf of the Board of Directors for use at the 2014 Annual Meeting of Shareholders.  This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 17, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 17, 2014 – the Notice and Proxy Statement and 2014 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) of Modine Manufacturing Company (the “Company” or “Modine”) nominated three current members of the Board, David J. Anderson, Larry O. Moore and Marsha C. Williams, to stand for election at the 2014 Annual Meeting of Shareholders.  If elected, each director would serve until the 2017 Annual Meeting of Shareholders and the election of his or her successor.  The persons appointed as proxies will vote “FOR” the election of these nominees, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote “FOR” the substitute nominee(s) designated by the Board of Directors.

The Company’s Bylaws provide that each director shall retire at the close of the term in which he or she attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from it by a resolution passed by a two-third’s vote of the Board of Directors.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of eight members with three classes of two, three and three directors each.

In accordance with the Company’s Bylaws, a director shall hold office until the end of such director’s term and until the director’s successor shall have been elected, there is a decrease in the number of directors, or until his or her death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s Board consists of proven business and technology leaders from various industries, disciplines and end markets, who know Modine, its products and its businesses well.  For a number of the members of the Board, that knowledge has been gained or enhanced from years of service as members of Modine’s Board.  For most individuals who joined the Board more recently, that knowledge was gained in employment with industry leaders in markets important to the Company - commercial vehicle original equipment manufacturers (“OEMs”), off-highway OEMs and developers and manufacturers of commercial HVAC products.  The Board benefits from the interplay among a technologist at an internationally recognized university; the President of a division of a large public company; former Chief Financial Officers of large, complex public companies; former managers of international public companies; Modine’s Chief Executive Officer; and former executives of OEMs in the Company’s markets, as well as the experience brought by those who serve on other public company Boards.  Modine’s Board consists of dedicated individuals with high integrity and discipline and who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Nominating Committee”), a committee consisting of all of the independent directors of the Company, has determined that the Board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals.  The Nominating Committee considers the following qualities and experiences to be necessary for the proper functioning of a Board of a responsible, global, technology-driven company:

•	Business operations leadership;

•	Relevant industry experience;

•	Global business experience;

•	Financial expertise;

•	Technological expertise;

•	Corporate governance expertise; and

•	Financial markets experience.

A description of the qualities provided by each Board member who will continue in service after the 2014 Annual Meeting of Shareholders is included below with the description of the individual’s experience and public company directorships, all as of May 30, 2014.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director.  An “X” in the chart below indicates that the item is a specific reason that the director was nominated to serve on the Board.  The lack of an “X” does not mean that the director does not possess that qualification or skill.  Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

Required Expertise
Board of Directors	Business Operations Leadership	Relevant Industry Experience	Global Business Experience	Financial Expertise	Technological Expertise	Corporate Governance Expertise	Financial Markets Experience

Mr. Burke	X	X	X		X	X
Mr. Anderson	X	X	X			X
Mr. Cooley			X	X		X	X
Dr. Garimella					X
Mr. Moore	X	X	X
Mr. Patterson	X	X	X			X
Ms. Williams			X	X		X	X
Ms. Yan	X	X	X		X

2014 Nominees for Director

The Nominating Committee nominated Messrs. David J. Anderson and Larry O. Moore and Ms. Marsha C. Williams for election as directors.  Messrs. Anderson and Moore and Ms. Williams are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.

The Board of Directors recommends a vote “FOR” Messrs. David J. Anderson and Larry O. Moore and Ms. Marsha C. Williams.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Name	Principal Occupation, Directorships and Qualifications
Nominees to be Elected for Terms Expiring in 2017:
David J. Anderson Age 66 Director since 2010	Current Position: Experience:
Retired.

Mr. Anderson retired as President and Chief Executive Officer of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components.  Mr. Anderson served in this capacity and as a director of Sauer-Danfoss Inc. from 2002 until his retirement in 2009.  Prior to that time, he served in various senior leadership positions in strategic planning, business development and sales and marketing.

	Public Company Directorships:	MTS Systems Corporation (Chairman); Schnitzer Steel Industries Inc.; and Sauer-Danfoss Inc. (July 2002 - June 2009; Executive Director and Co-Vice Chairman (June 2008 – June 2009))
Specific Attributes and Skills for Mr. Anderson:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership
Mr. Anderson gained his business operations leadership experience as President and CEO of Sauer-Danfoss Inc. where he gained his significant understanding of successful leadership of a growing, global, high-technology, industrial company.

Relevant Industry Experience
Sauer-Danfoss Inc., a company at which Mr. Anderson spent 25 years of his career, develops, manufactures and markets advanced systems for the distribution and control of power in mobile equipment.  Over the course of his career with Sauer-Danfoss Inc., Mr. Anderson became thoroughly familiar with the market for products to industrial OEMs.

Global Business Experience	Mr. Anderson has significant global experience having led the post-merger integration of Sauer-Sandstrand and Danfoss Fluid Power into its end state of 26 manufacturing sites in 11 countries.
Corporate Governance Expertise	Mr. Anderson currently serves on the board of two international public companies, and formerly served on the board of Sauer-Danfoss Inc.
Larry O. Moore Age 64 Director since 2010	Current Position: Experience:
Retired.

Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies and a manufacturer of aircraft engines.  Mr. Moore served in this capacity from 2002 until his retirement in 2009.  Prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes
Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low cost country sourcing and operational excellence, at United Technologies where he served as Senior Vice President, Module Centers & Operations of Pratt & Whitney, and at Cummins where he served in various operations management positions.

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23-year career in various positions with Volkswagen of America, Inc., General Motors Corporation, Ford Motor Company as well as Cummins and Pratt & Whitney.

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Marsha C. Williams Age 63 Director since 1999	Current Position: Experience:
Retired.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010).  Prior to joining Orbitz Worldwide, Inc., Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust.  Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; Fifth Third Bancorp (Lead Director); and Davis Funds
Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes
Global Business Experience
Ms. Williams was an officer of Orbitz Worldwide, Inc. and is currently a director of several public companies with global operations.  In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise
As the Vice President and CFO of Orbitz Worldwide, Inc. and Executive Vice President and CFO of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams serves on the board of several public companies, and is the Lead Director of the Fifth Third Bancorp Board of Directors.
Financial Markets Experience
As the former Vice President and CFO of Orbitz Worldwide, Inc., Executive Vice President and CFO of Equity Office Properties Trust, and Lead Director of Fifth Third Bancorp, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

Directors Continuing in Service for Terms Expiring in 2016:
Thomas A. Burke Age 57 Director since 2008	Current Position: Experience:
President and Chief Executive Officer of the Company since 2008.

Mr. Burke joined Modine in May 2005 as Executive Vice President and subsequently served as Executive Vice President and Chief Operating Officer (July 2006 – March 2008).  Prior to joining Modine, Mr. Burke worked for five years in various management positions with Visteon Corporation, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002).  Prior to working at Visteon Corporation, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

	Public Company Directorships:	USG Corporation
Specific Attributes and Skills for Mr. Burke:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership	Mr. Burke serves as the President and Chief Executive Officer of the Company.
Relevant Industry Experience
Mr. Burke has unique knowledge of the challenges, risks and opportunities facing a global supplier of thermal management products to global customers gained through his experience with the Company as well as at Visteon Corporation and Ford Motor Company.  Mr. Burke’s membership on the Board and leadership of the Company’s Executive Council help to ensure that the Board is linked to the Company’s management and operations.

Global Business Experience
Mr. Burke’s extensive operational managerial experience at Ford Motor Company, Visteon Corporation and the Company provide him with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Technological Expertise	Mr. Burke has a strong background in and knowledge of thermal management technology.
Corporate Governance Expertise	Mr. Burke has gained significant corporate governance experience in his role as President and Chief Executive Officer of the Company.

Charles P. Cooley Age 58 Director since 2006	Current Position: Experience:
Retired.

Mr. Cooley retired as Senior Vice President and Chief Financial Officer of The Lubrizol Corporation, a specialty chemical company (April 2009 – September 2011).  Mr. Cooley joined The Lubrizol Corporation as Vice President and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009).  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO) and Vice President, Finance, ARCO Products Company.

	Public Company Directorships:	KeyCorp

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes
Global Business Experience	Mr. Cooley served as the Chief Financial Officer of The Lubrizol Corporation, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as the Chief Financial Officer of The Lubrizol Corporation including extensive knowledge of complex accounting issues, capital management and internal controls.
Corporate Governance Expertise
In his role as Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley gained significant experience implementing effective corporate governance practices.  In addition, Mr. Cooley serves on the board of another public company.

Financial Markets Experience	As the Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley had significant experience in the financial markets in which the Company competes for financing.
Directors Continuing in Service for Terms Expiring in 2015:
Dr. Suresh V. Garimella Age 50 Director since 2011	Current Position:
Chief Global Affairs Officer, Purdue University and R. Eugene and Susie E. Goodson Distinguished Professor in the School of Mechanical Engineering and Birck Nanotechnology Center, Purdue University; Director of the Cooling Technologies Research Center, Purdue University School of Mechanical Engineering and Birck Nanotechnology Center (since 2002).

Experience:
Dr. Garimella has served as a professor of Mechanical Engineering at the University of California at Berkeley; University of Wisconsin-Milwaukee; The University of New South Wales, Sydney, Australia; Xi’an JiaoTong University, Xi’an, China; Technical University of Darmstadt, Germany and Purdue University.  Dr. Garimella received his Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology, Madras, India, his M.S. in Mechanical Engineering from The Ohio State University and his Ph.D. in Mechanical Engineering from the University of California at Berkley.

Specific Attributes and Skills for Dr. Garimella:
Expertise	Discussion of Skills and Attributes
Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central to the success of the Company.

Christopher W. Patterson Age 60 Director since 2010	Current Position: Experience:
Retired.

Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America.  Mr. Patterson served in this capacity from 2005 until his retirement in 2009.  Prior to this, he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America) and other international, commercial truck producers.

	Public Company Directorships:	Finning International Inc., Vancouver, B.C. (Canada)

Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes
Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as the President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s Board.

Relevant Industry Experience	Mr. Patterson has a significant understanding of commercial truck markets and the operations of a global commercial vehicle OEM.
Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.
Corporate Governance Expertise
Mr. Patterson has significant corporate governance experience from his role as the President and Chief Executive Officer of Daimler Trucks North America LLC. In addition, Mr. Patterson serves on the board of another public company and has completed educational programs on corporate governance topics.

Christine Y. Yan Age 48 Director since May 2014	Current Position:
President of Storage and Workspace Systems of Stanley Black & Decker, Inc., a diversified global provider of power and hand tools, products and services for various applications, and electronic security and monitoring systems (since July 2013).

Experience:
Prior to her current role, Ms. Yan was integration leader of Stanley Engineered Fastening Group.  Since 2006, Ms. Yan held the positions of President of the Americas business of Stanley Engineered Fastening and President of the Stanley Engineered Fastening’s Global Automotive business.

Specific Attributes and Skills for Ms. Yan:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership
Ms. Yan gained her business operations experience as President of various divisions of Stanley Engineered Fastening and in her current position as President of Storage and Workspace Systems of Stanley Black & Decker, Inc.

Relevant Industry Experience
Ms. Yan has gained a significant understanding of the vehicular industry through her experience in various positions, including as President, with the Stanley Engineered Fastening’s Global Automotive business.

Global Business Experience	Ms. Yan’s experience as President of the Stanley Engineered Fastening’s Global Automotive business and as the General Manager of China Operations for Emhart Teknologies has provided Ms. Yan with significant insight into international business, and in particular, business in China.
Technological Expertise	Ms. Yan’s engineering background and past and current positions at Stanley have provided her with significant exposure to and experience with technologically sophisticated business operations.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to the laws of the State of Wisconsin, its Amended and Restated Articles of Incorporation and its Bylaws.  Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements.  The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the Board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees, officers (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Code of Ethics, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns, anonymously and in confidence, regarding such matters.  A copy of the Code of Ethics, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com.  These materials are also available in print to any shareholder or other interested person upon request.  If we make any substantive amendment to the Code of Ethics, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver of the Code of Ethics is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the Board’s members be independent.  The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director.  At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE.  The Nominating Committee assesses independence on a regular basis, and each director is responsible for bringing to the attention of the Nominating Committee any changes to his or her status that may affect independence.  In addition, the directors complete, on an annual basis, a questionnaire prepared by the Company that is designed to elicit information that the Board uses to assess director independence.  At least annually, the Board reviews the relationships that each director has with the Company.  Only those directors that the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that all of the current directors and all other individuals who served as directors during any portion of fiscal 2014, other than Mr. Burke, are independent, or were independent at the time they served as a director, within the meaning of the listing standards of the NYSE.  The Board concluded that none of these directors has or had any of the relationships with the Company set forth in the NYSE listing standards or any other business or other relationships with the Company that would preclude a determination of his or her independence.  Mr. Burke is not independent due to his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code of Ethics requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  Significant transactions with the Company’s officers, employees or directors or their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine may enter into purchase and sale transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the Board.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2015.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family or any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate.  Based upon such review, there were no related party transactions with respect to persons who were officers or directors during fiscal 2014.

Lead Director

Gary L. Neale served as the Non-Executive Chairman of the Board until his retirement from the Board following the 2013 Annual Meeting of Shareholders.  Following Mr. Neale’s retirement, Marsha Williams assumed the position of Lead Director.  As Lead Director, Ms. Williams presides over meetings of the shareholders, the Board of Directors and executive sessions of the Board of Directors and carries out such other duties as directed by the Board of Directors and as listed in the Company’s Guidelines on Corporate Governance.  The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability that Ms. Williams possesses and from her business and corporate governance experience.  The Board does not intend to nominate a Chairman at this time.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company.  Management provides the Board with information on a regular basis to keep the members of the Board of Directors apprised of identified risks.  These risks, including financial, organizational and strategic risks, are reviewed and discussed with the Board as part of the business and operating review conducted at each of the Board’s regular meetings.  As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees.  The committees have oversight of risks that fall within their areas of responsibility.  The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks.  The Officer Nomination and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs.  Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Nominating Committee considers prospective candidates for Board membership who are recommended by its members, as well as management, shareholders and independent consultants hired by the Nominating Committee.  The Nominating Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Nominating Committee sets its fees and scope of engagement.

Once the Nominating Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Nominating Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Nominating Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees.  In assessing candidates, the Board considers the required areas of expertise set forth above in Item 1 (business operations leadership; relevant industry experience; global business expertise; financial expertise; technological expertise; corporate governance expertise and financial markets experience) as well as issues such as the individual’s education, contribution to diversity of the Board and others frequently encountered by a global business.

In choosing a candidate for Board membership, every effort is made to complement and supplement skills within the existing Board and strengthen any identified areas.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee.  If an interview is warranted, one or more members of the Board of Directors, and others as appropriate, will interview prospective nominees.  After completing the evaluation and interview, the Nominating Committee makes a recommendation to the Board regarding the nomination of a candidate and the Board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.  Shareholders who desire to nominate a person or persons for election to the Board must comply with the notice requirements in the Bylaws, a copy of which is available from the Company’s Secretary.  For consideration at the 2015 Annual Meeting of Shareholders, nominations must be received by the Secretary no earlier than April 8, 2015 and no later than May 3, 2015.  Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Nominating Committee requests that it receive any such recommendations by October 1, 2014 for the 2015 Annual Meeting of Shareholders.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a Board member (including the Lead Director) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence.  The Secretary forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that she otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Audit Committee is responsible for, among other things, appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  The Audit Committee also oversees management’s implementation of systems of internal controls; monitors the preparation of quarterly and annual financial reports by management; determines whether the independent registered public accounting firm is independent; and monitors compliance with the Company’s Code of Ethics.  The functions of the Audit Committee are more fully described below in the Report of the Audit Committee in this proxy statement.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) qualifies as an audit committee financial expert within the meaning of the SEC rules.  Ms. Yan joined the Audit Committee effective upon her appointment to the Board on May 5, 2014.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the ONC Committee is available on the Company’s website, www.modine.com.

The ONC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices.  The ONC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Nominating Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the Board on certain officer candidates; makes recommendations to the Board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its compensation consultant relating to director compensation and presents those recommendations to the Board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company.

Mr. Burke, as President and CEO, recommends to the ONC Committee any compensation changes affecting the Company’s officers, including the other NEOs, other than himself.  Mr. Burke presents to the ONC Committee the performance and leadership behavior goals and expectations of each such officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year.  The ONC Committee reviews Mr. Burke’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company.  Mr. Burke has no role in setting his own compensation.

In fiscal 2014, the ONC Committee retained Farient Advisors LLC (“Farient”) as its independent executive compensation consultant.  Farient reports directly to the ONC Committee and provides no services to the Company.  The ONC Committee has determined that Farient is independent under the NYSE Listing Standards.  A representative of Farient attends meetings of the ONC Committee upon invitation by the Chair of the ONC Committee, either by phone or in person, and communicates with the Chair between meetings.  Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the peer companies and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance.  The ONC Committee considered Farient’s analyses in making its decisions; however, the ONC Committee made all decisions regarding the compensation of Modine’s officers, including its named executive officers (except for the CEO, whose compensation is set by the full Board).  Additionally, Farient regularly updated the ONC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Compensation Committee Interlocks and Insider Participation

The Company had no Compensation Committee Interlocks, as defined by the SEC, during fiscal 2014.

Corporate Governance and Nominating Committee

The Nominating Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Ethics; develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; supervises the Board’s annual self-evaluation; and works with the ONC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO.  The Nominating Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the Nominating Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.

Board Meetings and Committees

The Board of Directors held five meetings during the fiscal year ended March 31, 2014 and had the following four standing committees: Audit; Officer Nomination and Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the Board selects the members of each of the committees.  All incumbent directors attended at least 75 percent of the aggregate of the Board meetings and meetings of committees on which he or she served during fiscal 2014.

The following table lists the members of each of the standing committees as of May 30, 2014 and the number of meetings held by each committee during fiscal 2014.

Name	Audit	ONC	Nominating	Technology
David J. Anderson	X	X	X	X
Thomas A. Burke
Charles P. Cooley	Chair		X	X
Suresh V. Garimella		X	X	Chair
Larry O. Moore		X	X	X
Christopher W. Patterson	X	Chair	X
Marsha C. Williams			Chair
Christine Y. Yan	X		X	X
Total Number of Meetings	8	5	3	2

Attendance at the Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings.  All of the directors attended the 2013 Annual Meeting of Shareholders.  The Board of Directors conducts a meeting immediately after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock by persons known by the Company to beneficially own more than five percent of the outstanding shares:

	Common Stock
Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Frontier Capital Management Co. LLC(2) 99 Summer Street Boston, Massachusetts 02110	3,482,539	7.31

BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	2,843,268	5.97

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,591,338	5.44

T. Rowe Price Associates, Inc. (5)	2,383,410	5.0

(1)	The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided. The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)	Based on Schedule 13G filed under the Exchange Act on February 14, 2014, Frontier Capital Management Co. LLC has the sole power to vote or direct the vote of 1,841,762 shares and the sole power to dispose or direct the disposition of the reported shares.

(3)	Based on Amendment No. 1 to Schedule 13G filed under the Exchange Act on January 30, 2014, BlackRock, Inc. has the sole power to vote or direct the vote of 2,696,058 shares and the sole power to dispose or direct the disposition of the reported shares.

(4)	Based on Schedule 13G filed under the Exchange Act on February 11, 2014. The Vanguard Group has the sole power to vote 72,350 shares, the sole power to dispose or direct the disposition of 2,521,388 shares, and shared power to dispose or direct the disposition of 69,950 shares.

(5)	Based on Schedule 13G filed under the Exchange Act on February 13, 2014, T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote of 1,131,910 shares and the sole power to dispose or direct the disposition of the reported shares.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 30, 2014 by:

•	Each director, director-nominee and “named executive officer” (as described below under Compensation Discussion and Analysis); and

•	all directors and executive officers of the Company as a group.

	Direct Ownership	Options Exercisable within 60 days of May 30, 2014	Held in 401(k) Retirement Plan	Restricted Shares (Not Vested)	Total (1)	Percent of Class
David J. Anderson	18,210	0	NA	0	18,210	*
Charles P. Cooley	32,670	0	NA	0	32,670	*
Suresh V. Garimella	15,665	0	NA	0	15,665	*
Larry O. Moore	18,210	0	NA	0	18,210	*
Christopher W. Patterson	25,060	0	NA	0	25,060	*
Marsha C. Williams	37,623	0	NA	0	37,623	*
Christine Y. Yan	0	0	0	0	0	*
Thomas A. Burke	53,115	413,038	8,174	164,824	639,151	1.34%
Michael B. Lucareli	20,749	33,094	971	39,067	93,881	*
Thomas F. Marry	37,515	79,029	937	110,703	228,184	*
Holger Schwab	0	1,893	NA	11,297	13,190	*
Scott L. Bowser	28,394	53,895	3,912	44,706	130,907	*
All directors and executive officers as a group (15 persons)	318,302	666,361	15,548	437,889	1,438,110	3.02%

*	Represents less than one percent of the class.

(1)	Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of the record date. Such information is not necessarily to be construed as an admission of beneficial ownership.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the Board.  For the 2014 fiscal year, non-employee directors, including the Lead Director of the Board, were entitled to receive the following: an annual retainer of $70,000, payable quarterly; an annual retainer of $9,000 for acting as Chair of the ONC Committee and Nominating Committee, an annual retainer of $7,500 for acting as Chair of the Technology Committee and an annual retainer of $10,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings; and travel-accident and director and officer liability insurance.  Ms. Williams declined to be compensated for her service as the Chair of the Nominating Committee.

The Amended and Restated 2008 Incentive Compensation Plan (the “Incentive Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.  The Board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the Incentive Plan.  It is the current practice of the Board of Directors to evaluate compensation and make grants of unrestricted stock awards to each non-employee director on an annual basis.  Consistent with this practice, the Company granted each non-employee director of the Company (other than the Lead Director) 5,161 unrestricted shares of stock in October 2013.  The Company granted Ms. Williams, the Lead Director, 10,322 shares of stock at the same time.  The Company granted Ms. Williams the greater number of shares to compensate her for her service as Lead Director.  As Lead Director, Ms. Williams, among other duties, generally attends all meetings of the Board’s committees but does not receive any attendance fee for those meetings.

2014 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2014:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value ($)(3)	All Other Compensation		Total ($)
David J. Anderson	70,000	74,989	NA	-		144,989
Charles P. Cooley	80,000	74,989	NA	-		154,989
Suresh V. Garimella	77,500	74,989	NA	-		152,489
Larry O. Moore	70,000	74,989	NA	-		144,989
Gary L. Neale	17,500	-	0(4)	24,000	(5)	41,500
Christopher W. Patterson	79,000	74,989	NA	-		153,989
Mary L. Petrovich	52,500	74,989	NA	-		127,489
Marsha C. Williams	70,000	149,979	0(4)	-		219,979

(1)	In October 2013, all of the independent directors, other than Ms. Williams, were granted 5,161 shares of unrestricted stock under the Incentive Plan. As explained above, the Company granted 10,332 shares of unrestricted stock to Ms. Williams at the same time. None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2014.

(2)	Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2014.

(3)	Represents the change in pension value between the end of fiscal 2013 and the end of fiscal 2014 under the Modine Manufacturing Company Director Emeritus Retirement Plan. The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan. The Company used interest rates of 4.74 percent and 4.35 percent, respectively, to calculate the present value of the pension benefit at March 31, 2014 and March 31, 2013.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director’s Board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  Ms. Williams and Mr. Neale accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

(4)	The changes in pension values for Mr. Neale and Ms. Williams were $(24,575) and $(114), respectively.

(5)	Represents retirement benefits paid to Mr. Neale under the Director Emeritus Retirement Plan since his retirement from the Board following the 2013 Annual Meeting of Shareholders. The Director Emeritus Retirement Plan, which was frozen effective July 1, 2000, is described in footnote 3, above.

Share Ownership Guidelines - Directors

Effective January 16, 2008, the Board adopted share ownership guidelines for incumbent members of the Board of Directors.  The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward the guideline figures.  The guidelines generally provide that within five years of joining the Board, directors are expected to hold shares of Company stock with a value of at least three times the value of the director’s annual cash retainer at the time the director joined the Board.  All directors are currently in compliance with these guidelines.  The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2014, the ONC Committee assessed each element of compensation – base salary; annual cash bonus; long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking.  The ONC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results in the interests of shareholders.  The ONC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s named executive officers (“NEOs”), as described in the 2014 Summary Compensation Table on page 27.  The Company’s NEOs are:

•	Thomas A. Burke, President and CEO;

•	Michael B. Lucareli, Vice President, Finance and CFO;

•	Thomas F. Marry, Executive Vice President and COO;

•	Holger Schwab, Regional Vice President – Europe; and

•	Scott L. Bowser, Regional Vice President – Asia.

Other than the Principal Executive Officer and Principal Financial Officer, Messrs. Marry, Schwab and Bowser were the three most highly compensated executive officers as of March 31, 2014.  The compensation for these individuals is listed in the tables on pages 27 through 33 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do and how that fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The ONC Committee seeks to pay our NEOs fairly and to align executive compensation with the Company’s performance.  The ONC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward for the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executive for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2014 Financial Performance and Strategic Highlights

The ONC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2014.  In fiscal 2014, the Company, among other things:

•	Achieved higher revenues, earnings and cash flows versus the prior year, including a 7 percent increase in revenues, and free cash flow in excess of $51 million[1];

•	Increased global presence through the opening of a Commercial Products Group sales office in Dubai and ramp-up of assembly facility operations in Tolyatti, Russia;

•	Acquired Barkell Limited, a UK-based manufacturer of custom-built air handling units;

•	Enhanced product diversification across multiple segments, increasing product offerings to current customers and providing opportunities in new and adjacent markets; and

•	Experienced a significant increase in the price of its common stock, moving from a price of $8.92 per share as of the first day of fiscal 2014 to $14.65 per share as of the last day of fiscal 2014.

Fiscal 2014 Compensation Highlights

The ONC Committee’s actions in fiscal 2014 include the following:

•	Set CEO and CFO salaries at or near the median of Modine’s peer group companies to meet its objective of offering competitive compensation.
•	Approved Return on Average Capital Employed (“ROACE”) and free cash flow as the equally weighted performance metrics in the Management Incentive Plan (the “MIP”) (the short-term cash bonus plan) for fiscal 2014. The ROACE metric was chosen to reward management based on the Company’s performance, and is designed to incentivize an increase in shareholder value by permitting management an incremental share of improvements in operating income. The free cash flow metric was chosen to incentivize management to focus on cash generation, given its importance to the Company’s short-term objectives.
•	Approved ROACE, Annual Revenue Growth and Asia Operating Income as the performance metrics for the Long-Term Incentive Plan (the “LTIP”) for fiscal 2014 to incentivize meeting and exceeding the Company’s operating performance goals. Use of the Asia Operating Income metric is intended to emphasize the strategic importance of executing the Company’s growth strategies for that segment in the coming years. The three metrics are designed to focus management on key metrics and provide a compelling incentive plan with carefully selected standards, mitigating risk by avoiding short-term gains at the expense of the long-term health of the Company. The long-term pay orientation of the Company’s compensation system (compensation mix and time horizon of the LTIP) appropriately reflects the capital intensive nature, the investment time horizon and customer planning time horizon (i.e., long-term orders and partnering for end-product production) of the business.
•	Reviewed and revised the composition of the Company’s Peer Group used for CEO and CFO compensation and company performance comparisons.
•	Conducted a risk assessment of the Company’s compensation practices and found no evidence of unreasonable risk taking in the Company’s compensation plans and arrangements.
•	Reviewed regulatory, shareholder and market changes, including governance best practices as applicable to the Company.
•	Reviewed status of equity spend under the Incentive Compensation Plan.
•	Reviewed CEO pay-for-performance alignment, utilizing analysis provided by Farient.

Shareholder Advisory Vote on Executive Compensation

A nonbinding advisory vote on the compensation of the Company’s NEOs received the affirmative vote of 94% of the shares represented at the 2013 Annual Meeting of Shareholders, demonstrating very strong support for the Company’s executive compensation program. Nonetheless, the Company and ONC Committee are mindful of the results of the shareholder advisory vote and take the vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program and disclosure.  For example, the Company has continued its ongoing efforts to be fully transparent about the link between pay and performance in its Pay for Performance discussion immediately below.  In addition, during one-on-one conversations, sponsored road shows and other regular communications with shareholders, the Company routinely discusses its performance in the context of underlying incentive compensation metrics and emphasizes management’s active use of those same metrics in the Company’s daily operations.

1 Free cash flow is defined as Net cash provided by operating activities ($104.5 million) less expenditures for property, plant and equipment ($53.1 million).

Pay for Performance

The ONC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company.  To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.  The ONC Committee further supports this objective with a strong pay for performance philosophy.

The key elements of Modine’s executive compensation program that support the pay for performance philosophy include:

•	A median compensation positioning strategy that target
•	s total pay as well as each element of compensation at the median of the market, and allows actual compensation to vary from the median based on higher or lower performance, i.e., above median for above market performance and below median for below-market performance;
•	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;
•	Use of measures of performance for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;
•	A significant weighting on equity-based long-term incentives, particularly performance stock; and
•	Share ownership guidelines (described on page 25), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

In fiscal 2014, the ONC Committee requested that Farient, the ONC Committee’s independent compensation consultant, assess the relationship between our executive compensation and performance over time, with particular focus on the CEO.

To conduct this analysis, Farient used its alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (PACTM) is: (1) reasonable for the Company’s revenue size, peer group and total shareholder return (TSR) performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that shareholders generally rely upon when conducting a long-term pay for performance evaluation.  PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred.  Farient compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the industry groups that are most relevant to Modine, namely Capital Goods and Automobiles and Components.  The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below.  This range reflects reasonable compensation outcomes, as determined by the companies in the relevant industries, for the performance achieved.  All PAC values on the chart, current and historical, for both the Company as well as for the companies in the relevant industry groups, are adjusted to reflect the Company’s current size of approximately $1.5 billion in revenue.

Farient’s analysis of the Company’s pay for performance indicates that the CEO’s compensation historically has been and continues to be strongly aligned with the Company’s performance and shareholder interests in that it is both reasonable and closely correlated to Company performance over time.  Farient reached this conclusion, with which the ONC Committee agreed, because the data points for the Company’s CEOs have historically been below the upper boundary, which indicates reasonable compensation, and because the PAC generally moves up as performance rises, and generally moves down as performance falls.  Specifically, for the three-year period from 2012 through 2014, the CEO’s PAC was closely aligned with performance, reflecting: (1) an annual incentive payout of 140% of Target due to the Company’s performance versus its predetermined objectives for the 2014 annual Management Incentive Plan; and (2) no award payouts for the 2012-2014 performance stock awards cycle, since the Company did not meet its objectives for this plan cycle. In addition, the CEO’s PAC for the three-year period ending 2014 was higher than that for the prior three-year period ending 2013 because the performance‑adjusted value of the stock option and restricted stock portions of PAC reflected the Company’s stock price that was higher at the end of 2014 ($14.65) than at the end of 2013 ($9.10).

Market Benchmarking of Executive Pay

The ONC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies for the CEO and CFO and at the median of a broad survey of manufacturing companies for the other NEOs.  The ONC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market.  Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

In the fall of 2013, the ONC Committee reviewed the composition of the Company’s peer group.  As a group, the peers have characteristics and markets similar to those of the Company.  These characteristics and markets are as follows:

•	U.S. headquartered companies traded on major U.S. exchanges involved in these industries: industrial machinery; construction and farm machinery and heavy trucks; auto parts and equipment; industrial machinery; electrical components and equipment; and building products (HVAC related);
•	Companies with revenue between $600 million and $4 billion (approximately ½ to 2 ½ times Modine’s budgeted revenue); and
•	Technology-intensive companies with a strong focus on OEM suppliers, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., HVAC) arena.

After its review, the ONC Committee removed Sauer-Danfoss, Inc. from the peer group (due to its being acquired) and added Titan International, Inc. to the peer group because of its fit with the characteristics described above.  After this substitution the ONC Committee was satisfied with the size and composition of the peer group.

The following is the Company’s revised peer group:

Actuant Corporation	Gentex Corporation	Titan International, Inc.

American Axle & Manufacturing, Inc.	Hubbell Incorporated	Tower International, Inc.

AMETEK, Inc.	Lennox International Inc.	WABCO Holdings Inc.

Briggs & Stratton Corporation	Mueller Industries, Inc.	Westinghouse Air Brake Technologies Corporation

Commercial Vehicle Group, Inc.	Nortek, Inc.

Donaldson Company, Inc.	Regal-Beloit Corporation	Woodward Inc.

EnerSys Inc.	Stoneridge, Inc.

The ONC Committee uses the publically available peer group data to assist in the evaluation of the:

•	compensation levels of the Company’s CEO and CFO;
•	Company’s compensation practices; and
•	Company’s relative performance and relative pay for performance for specified periods of time.

Use of Compensation Survey Data

The ONC Committee also uses survey data, compiled by Mercer, of manufacturing companies with revenues between approximately $800 million and $3.2 billion to evaluate competitive pay levels of corporate officers and other key employees in addition to those of the CEO and CFO, and with revenues between $200 million and $1.2 billion to evaluate competitive pay levels of officers and other key employees who are heads of business units.  Mercer did not provide the ONC Committee with, and the ONC Committee was not aware of, the identities of the companies that participated in the survey.  The ONC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact.  The ONC Committee does not use the survey data in a formulaic manner.  If the compensation of a particular NEO is substantially greater or less than the median in the survey for the same position, the ONC Committee takes the survey information into account when setting base salary, cash incentive targets and long-term incentive target value but also exercises its discretion, taking into consideration the individual’s performance, tenure, experience and changes in job responsibilities.

Description of Executive Compensation Program

The ONC Committee sets the compensation philosophy at Modine in a manner intended to promote the Company’s achievement of its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  In addition, the ONC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to align the executives’ returns with those of shareholders, encourages long-term retention and rewards the executive for the Company’s superior long-term performance.

The ONC Committee’s actions are guided by the following beliefs:

•	Compensation is a primary factor in attracting and retaining employees and Modine’s goals can only be achieved if it attracts and retains qualified and highly skilled people;

•	All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (stock-based), are set to levels that the ONC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected and shareholder value must be preserved and enhanced over time;

•	Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock awards;

•	Operating units of the Company are interdependent, and the Company, as a whole, benefits from cooperation and close collaboration among individual units, so it is important in the Company’s incentive plans to reward overall corporate results and focus on priorities that impact the total Company; and

•	The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers so in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the ONC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation generally based on the same factors as the other NEOs.  However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the compensation of other NEOs.  Mr. Burke’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility for the strategic direction and financial and operational results of the Company.  Given his key role in policy- and decision-making, the ONC Committee believes that the CEO’s compensation should be weighted more heavily toward equity awards so his compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2014

The following is a summary of the elements of the Company’s executive compensation program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2014
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Key personnel attraction and retention; reward for individual performance	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility
Management Incentive Plan		Motivate and reward for achieving objectives	Annual	Return on Average Capital Employed (50%) Free Cash Flow (50%)
Long-Term Incentive Plan (% of total Long-Term Incentive Plan Value) Performance Stock Awards (40%)		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year performance period with payout upon results certification	Return on Average Capital Employed (37.5%) Three-Year Average Revenue (37.5%) Asia Operating Income (25%)
Retention Restricted Stock Awards (40%)		Reward employees for their continued commitment to the Company	4-year ratable vesting	Retention
Stock Options (20%)		Focus executives on driving long-term performance	4-year ratable vesting (10 year term)	Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  Individual performance, based upon achievement of the employee’s performance management plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the ONC Committee and, for the NEOs other than the CEO, the CEO.  The determination of base salary affects every other element of executive compensation because all of the other components, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are based on the amount of the individual’s base salary.  The ONC Committee annually reviews base salaries of the NEOs to ensure that the compensation levels are in keeping with the ONC Committee’s principles, based on individual responsibility, performance and job scope.

The ONC Committee increased each NEO’s base salary in fiscal 2014.  The percentage increase for each NEO was based on both subjective and objective criteria, including the individual performance of each NEO, the length of tenure in their current positions, and their respective compensation relative to the market midpoint for their functions.

The table below illustrates the base salary for each NEO in fiscal 2014.

	Prior Salary	Fiscal 2014 Approved Base Salary	Percent Increase
Mr. Burke	$740,000	$780,000	5.4%
Mr. Lucareli	$346,000	$366,000	5.8%
Mr. Marry	$435,000	$455,000	4.6%
Mr. Bowser	$302,000	$314,000	4.0%
Mr. Schwab	$413,000	$425,500	3.0%

CEO Base Salary

The Nominating Committee, working with the ONC Committee, subjectively evaluates the individual performance of the Company’s CEO by evaluating Mr. Burke’s achievement of his performance management plan goals.  Following discussion with the CEO, the ONC Committee recommends the CEO’s base salary to the Board of Directors based upon this evaluation.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders.  All NEOs participate in the MIP.  The ONC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return.  The ONC Committee believes the MIP metrics should be challenging but achievable and well defined so they are understood by the MIP participants and, accordingly, actively drive results.

The ONC Committee approved the use of two independent and equally weighted performance goals for the fiscal 2014 MIP.  Similar to fiscal 2013, the MIP continued to use the ROACE performance metric, but a free cash flow metric was added for the fiscal 2014 MIP.  For purposes of the MIP, ROACE equals Net Operating Profit After Taxes (“NOPAT”) divided by average capital employed.  A description of the NOPAT and average capital employed calculations under the MIP is provided below.  Free cash flow is based on a formula and is equal to the Company’s operating cash flow, less capital expenditures, plus cash restructuring costs, plus asset sales.  The ONC Committee has negative discretion to reduce the amounts otherwise payable under the MIP.

The ONC Committee chose to use the ROACE metric, based on adjusted operating income, to incentivize management by rewarding underlying financial performance and to prevent potential distorted incentives that could result from the uncertain nature of the European restructuring charges and any other unusual or non-recurring events.  Use of the ROACE metric is expected to reward long-term growth and the creation of shareholder value through the profitable deployment of additional capital.  The ONC Committee chose to use the free cash flow metric to incentivize an increased focus on cash generation, which supports the Company’s objectives to efficiently deploy assets, reduce debt, and create growth for shareholders.  The ONC Committee considered Modine’s business plan as well as more than 15 years of historical performance results for vehicle peers and Modine when setting the ROACE and free cash flow goals.  As a result, for the fiscal 2014 MIP, the ONC Committee increased the Target goal for ROACE to 10 percent (compared to 9 percent for fiscal 2013) and the Maximum goal for ROACE to 15 percent (compared to 10.5 percent for fiscal 2013).  The ONC Committee also reduced the Threshold goal for ROACE to 5 percent (compared to 7.5 percent for fiscal 2013) and also reduced the payout at Threshold level to 10 percent (compared to 25 percent for fiscal 2013).  The payout reduction at Threshold was proportionately larger than the performance goal reduction at Threshold.  These changes were intended to incentivize participants to achieve Threshold level and strive for greater performance beyond the Threshold level.

The specific levels for the MIP metrics for fiscal 2014 were as follows:

	Threshold	Target	Maximum
ROACE	5.00%	10.00%	≥15.00%
Free Cash Flow	$5,000,000	$20,000,000	≥$35,000,000
Payout as a % of Target	10%	100%	200%

Assuming achievement of the Target level for each metric, the NEOs would have received the following percentages of base salary: Mr. Burke – 100 percent; Mr. Lucareli – 60 percent; Mr. Marry – 70 percent; Mr. Bowser – 50 percent and Mr. Schwab  – 50 percent.  These target percentages of salary were unchanged from those used for fiscal 2013.  If the Threshold level had been achieved for each metric, each of the NEOs would have received 10 percent of the Target amount.  If the Maximum level had been achieved for each metric, each of the NEOs would have received 200 percent of the Target amount.  The Company pays amounts between the Threshold and Target and/or between Target and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

For purposes of calculating ROACE under the MIP, NOPAT equals earnings/losses from continuing operations before income taxes plus interest expense, adjusted to exclude (a) currency exchange gains (losses) on intercompany loans and (b) other specifically identified and approved unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges, multiplied by .7 (assuming a 30 percent income tax rate) and further adjusted to exclude earnings (losses) attributable to minority shareholders.  Average capital employed equals total debt plus shareholders’ equity measured on each of the following quarter ends: March 31, 2013; June 30, 2013; September 30, 2013; December 31, 2013 and March 31, 2014; divided by five.  As discussed above, Free Cash Flow is based on a formula and is equal to the Company’s operating cash flow, less capital expenditures, plus cash restructuring costs, plus asset sales.

For purposes of the MIP metrics, the Company’s ROACE for fiscal year 2014 was 8.86 percent, and free cash flow was $60.95 million.  As a result, the Committee approved a payment for the MIP participants at the following levels:  80 percent of Target for the ROACE metric and 200 percent of Target for the free cash flow metric.  Both metrics were weighted equally, for a total combined approved MIP payment at 140 percent of Target.

Equity Incentives – Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is intended to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  Long-term compensation is stock-based so that the interests of the Company’s executive officers are directly aligned with the interests of shareholders.  The equity portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2014

The performance period for Performance Stock under the long-term incentive compensation plan initiated in May 2011 terminated in calendar 2014.  The amount of the potential award varied based upon the achievement of Threshold, Target or Maximum performance levels.  The Company used two measures to determine payouts— three-year average ROACE and Change in Economic Profit.  The Company’s three-year average ROACE, which was set to be equal to NOPAT divided by Capital Employed (averaged for fiscal 2012 – fiscal 2014), needed to be 10.5 percent for awards to be earned at the Threshold level.  The Company’s Change in Economic Profit metric, which was equal to ROACE (i) minus a fixed 10.5 percent weighted average cost of capital, and (ii) multiplied by Capital Employed (i.e., the Company’s total debt plus shareholders’ equity, as reported on the Company’s audited financial statements), needed to be $24 million for awards to be earned at a Threshold level.  The Company’s ROACE for the three-year performance period was 8.1 percent and the Company’s Change in Economic Profit for the performance period was $9 million.   As a result, no award was earned under either metric.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2014

As it did in fiscal 2013, in fiscal 2014 the ONC Committee approved equity grants as a percentage of base salary and included the use of performance stock awards as part of the Company’s long-term incentive compensation plan.  For fiscal 2014, the Company’s long-term incentive plan included:

Performance Stock Awards (40 percent of long-term incentive dollars at Target).  Shares of performance stock are earned by achieving corporate financial goals over a three-year period (ending March 31, 2016) and become vested after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals (for ROACE and Annual Revenue Growth) or a Target goal (for Asia Operating Income), as described below.  Once earned, the performance stock awards are not subject to any restriction.  Determinations of the achievement of performance goals for the performance stock awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target).  The ONC Committee believes that stock options focus executives on driving long-term performance.  Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases.  The stock options granted in fiscal 2014 vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.  The stock options expire ten years from the date of grant.

Retention Restricted Stock Awards (40 percent of long-term incentive dollars at Target).  Retention stock awards reward employees for their continued commitment to the Company.  The Company grants the employees shares of restricted stock and the restrictions lapse on a schedule of one-quarter of the shares each year over a period of four years.

In fiscal 2014, the ONC Committee established three metrics for the award of performance stock awards – ROACE, Annual Revenue Growth, and Asia Operating Income over the three-year performance period.  Each metric for performance stock awards is calculated independently of the other metrics.  The ROACE metric is weighted at 37.5 percent (compared to 50 percent for fiscal 2013 through fiscal 2015), the Annual Revenue Growth is weighted at 37.5 percent (compared to 25 percent for fiscal 2013 through fiscal 2015), and Asia Operating Income is weighted at 25 percent.  The weight for the Annual Revenue Growth goal was increased to emphasize the relative importance of increasing revenue.  Except for the Asia Operating Income metric, the Threshold performance goal is the minimum performance goal that must be achieved by the Company for the NEO to earn shares of common stock.  For the Asia Operating Income metric, the Target performance goal is the minimum performance goal that must be achieved by the Company for the stock to be awarded, and there is no Maximum performance goal to qualify for additional shares.

For purposes of the LTIP, ROACE means NOPAT divided by Capital Employed.  The calculation of ROACE is based on a three-year average ROACE for fiscal 2014 through fiscal 2016 with annual ROACE averaged over five points (i.e., each fiscal year quarter and fiscal year end).  Asia Operating Income is defined as the Company’s Asia operating income, determined in accordance with generally accepted accounting principles, as reported on the Company’s audited financial statements for the fiscal year ending March 31, 2016 (with no adjustments).  Annual Revenue Growth is the simple three-year average of the Company’s annual change in revenue over the performance period, as reported on the Company’s audited financial statements.  A description of the NOPAT and Capital Employed calculations under the LTIP is provided below.

For the fiscal 2014 through fiscal 2016 LTIP, the ONC Committee considered Modine’s business plan as well as more than 15 years of historical performance results for vehicle peers and Modine when setting the ROACE and Revenue Growth goals. For the ROACE goal, the ONC Committee reduced the Target goal to 10 percent and the Threshold goal to 5 percent (compared to a Target goal of 11 percent and Threshold goal of 8 percent for fiscal 2013 through fiscal 2015), and made no change to the Maximum goal. For the Revenue Growth goals, the ONC Committee increased the Target goal to 8 percent and the Maximum goal to 13 percent (compared to a Target goal of 6.8 percent and Maximum goal of 8.9 percent for fiscal 2013 through fiscal 2015), and reduced the Threshold goal to 3 percent (compared to a Threshold goal of 4.8 percent for fiscal 2013 through 2015). For both ROACE and Revenue Growth, the ONC Committee reduced the Threshold payout to 10 percent (compared to 25 percent for fiscal 2013 through fiscal 2015). The payout reduction at Threshold was proportionately larger than the performance goal reduction at Threshold. These changes were intended to incentivize participants to achieve the Threshold level and strive for greater performance beyond the Threshold level.

The specific performance goals for the LTIP metrics for performance stock awards granted in fiscal 2014 are as follows:

	Threshold	Target	Maximum
ROACE	5.0%	10.0%	≥14.0%
Annual Revenue Growth	3.0%	8.0%	≥13.0%
Asia Operating Income	--	≥$5,000,000	--

The specific levels of performance stock award metrics are set forth below:

Performance	ROACE (37.5%)	Annual Revenue Growth (37.5%)	Asia Operating Income (25%)
Threshold	10% of Target Awards	10% of Target Awards	0% of Target Awards
Target	100% of Target Awards	100% of Target Awards	100% of Target Awards
Maximum	200% of Target Awards	200% of Target Awards	100% of Target Awards

If actual ROACE or Annual Revenue Growth for the performance period is between Threshold and Target and/or between Target and Maximum, the number of shares of common stock earned will be determined on a linear basis.  In the event that the Company’s actual ROACE or Annual Revenue Growth does not meet the Threshold for the performance period, no common stock will be earned under this performance stock award metric.  Similarly, if the Company’s actual Asia Operating Income does not meet the Target, then no common stock will be earned under the performance stock award metric.  In the event that the Company’s actual ROACE or Annual Revenue Growth exceeds the Maximum for the performance period, only the Maximum percentage of the Target number of shares of common stock will be earned.  Similarly, if Asia Operating Income exceeds Target, no additional common stock can be earned.  Notwithstanding the foregoing, the ONC Committee retains the discretion to decrease the number of shares of common stock earned under the LTIP.

The Company measures its profitability using ROACE (a measure indicative of the efficiency and profitability of its capital investments), so the ONC Committee used the ROACE metric to incentivize management to continue to improve the Company’s profitability.  Similarly, because Annual Revenue Growth is a key measure of growth that is easy to communicate, the ONC Committee used the Annual Revenue Growth metric to incentivize management to create additional shareholder value through the continued growth of the Company.  The Asia Operating Income metric, which was new for fiscal 2014, incentivizes management to recognize the strategic importance of the Company’s Asia business segment.  For ROACE and Annual Revenue Growth, the ONC Committee set the Threshold level at what it believed to be an acceptable return and set the Maximum level at what it believed to be exceptional performance with each corresponding with an appropriate competitive pay-out level.  For Asia Operating Income, the ONC Committee set the Target level at a point of minimum achievement for stock to be earned.  Achievement and payout for each measure is calculated and paid out independently of the other measures.

As mentioned in the discussion above regarding the calculations of ROACE under the MIP, NOPAT means the Company’s earnings (or losses) from continuing operations before income taxes plus interest expense, as reported on the Company’s audited financial statements, adjusted to exclude: (a) exchange gains (or losses) on intercompany loans, and (b) other specifically identified and approved unusual, non-recurring or extraordinary non-cash charges, as determined in the discretion of the Committee, and cash restructuring and repositioning charges (determined by the ONC Committee), multiplied by 0.7 to account for an assumed 30 percent income tax rate, and further adjusted to exclude earnings (or losses) attributable to minority shareholders.  Capital Employed means the Company’s total debt plus shareholders’ equity, as reported on the Company’s audited financial statements.  The NOPAT and Capital Employed calculations will exclude the cumulative effect of changes in generally accepted accounting principles.  Asia Operating Income is defined by the Company’s Asia operating income, determined in accordance with generally accepted accounting principles, as reported on the Company’s audited financial statements for the fiscal year ending March 31, 2016 (with no adjustments).

Long-Term Incentive Compensation

As mentioned above, the ONC Committee approves the equity grants for each NEO under the long-term incentive plan as a percentage of base salary.  Assuming achievement of the Target level for each metric under the performance stock awards, the NEOs would receive the following percentages of base salary in equity grants under the long-term incentive plan approved in fiscal 2014: Mr. Burke – 250 percent (compared to 200 percent for fiscal 2013); Mr. Lucareli – 150 percent (compared to 100 percent for fiscal 2013); Mr. Marry – 150 percent; Mr. Bowser – 100 percent; Mr. Schwab – 100 percent.  The percentages for Messrs. Marry and Bowser were unchanged from those for fiscal 2013 and fiscal 2014 is the first time that Mr. Schwab received an award under the long-term incentive plan.  The table below sets forth the number of shares subject to stock options and the number of shares of stock issued to each NEO in fiscal 2014 as well as the number of performance stock awards that would be earned upon achievement of each of the long-term incentive plan metrics on March 31, 2016:

			Performance Stock Awards (#)
	Shares Subject to	Shares of Restricted
	Stock Options(#)	Stock (#)	Threshold	Target	Maximum
Mr. Burke	47,690	71,154	5,337	71,154	124,520
Mr. Lucareli	13,379	19,962	1,497	19,962	34,934
Mr. Marry	16,820	25,096	1,882	25,096	43,918
Mr. Bowser	7,785	11,615	871	11,615	20,326
Mr. Schwab	7,572	11,297	847	11,297	19,770

Executive Compensation in Fiscal 2015

For the fiscal 2015 MIP, the ONC Committee approved two metrics, ROACE and free cash flow, as the performance measures under the plan.  ROACE will be determined in a similar manner as for fiscal 2014.  Free cash flow will be determined by subtracting capital expenditures from operating cash flow, and adding permitted adjustments approved by the Committee.  Each metric is independent of the other, the metrics are equally weighted, and each metric will be adjusted to account for certain approved items.

The ONC Committee also approved the Company’s long-term incentive plan for fiscal 2015 to include:  retention restricted stock awards (40 percent of long-term incentive dollars at Target); stock options (20 percent of long-term incentive dollars at Target); and performance stock awards (40 percent of long-term incentive dollars at Target).  The vesting schedules for retention restricted stock awards and stock options are the same, namely one quarter each year over a period of four years.  Performance stock awards have a three-year performance period, which is the same as fiscal 2014, and the ONC Committee approved two performance metrics – ROACE and Average Annual Revenue Growth.  Each metric is independent of the other and the metrics are weighted equally at 50 percent each.

Employment and Post-Employment Benefits

General Benefit

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each NEO.

Perquisites

Except in connection with expatriate assignments (described below) and for benefits provided to Mr. Schwab under his employment agreement, the Company does not generally provide perquisites to any of the NEOs.  Under his employment agreement, Mr. Schwab receives a company car, accident insurance, and a retirement supplement.  The Company provides these benefits as they are customary in Germany.

Expatriate Assignments

Mr. Bowser is provided certain benefits in connection with his current assignment to Asia. Specifically, he is provided housing, a hardship allowance, a cost of living adjustment, tax preparation costs, moving and return visit expenses, tax equalization and tax gross-up payments, and an expatriate allowance immediately prior to the assignment and upon his return to the United States. The effective date of Mr. Bowser’s expatriation assignment was August 1, 2012, with an expected 36-month duration. These benefits are provided to Mr. Bowser to compensate him for any disruption the relocation causes him and his family and to eliminate any tax disadvantages caused by the relocation.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including an employee and employer funded Modine 401(k) Retirement Plan for U.S. Salaried Employees (the “401(k) Retirement Plan”).  Under the 401(k) Retirement Plan, the Company contributes 50 percent of the amount contributed to the plan by the employee, subject to a maximum Company contribution of 2.5 percent of the employee’s pay, up to the maximum allowed by law.  While the benefit is available to all of the Company’s full-time employees in the U.S., each individual participant’s 401(k) Retirement Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the plan.

The Company has historically also made a contribution early in the calendar year to the 401(k) Retirement Plan equal to a certain percentage of base salary and bonus for each full-time U.S. salaried employee, including the NEOs.  This contribution was initiated after the Company froze the accumulation of credited service in its defined benefit pension plan.  In March 2014, the Company contributed an amount equal to 5.0 percent of calendar 2013 salary for each full-time, U.S. employee on the payroll as of December 31, 2013.  The percentage contributed was determined based upon the assessment of business financial performance balanced against the need to offer competitive benefits.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2014 below.  Messrs. Lucareli, Marry and Bowser participate in the Company’s defined benefit pension plan.  Mr. Burke joined the Company after the defined benefit pension plan was closed to new participants.  Mr. Schwab does not participate in the U.S. Company-sponsored pension plan because he is a citizen of Germany, but Mr. Schwab’s employer provides a cash benefit of 10 percent of his base salary to fund a retirement benefit.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of Modine, including the NEOs, may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 10 percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.  As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a nonqualified pension plan.  The SERP, like the defined benefit pension plan, is frozen and intended to be an extension of the Company’s qualified pension plan.  Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining nonqualified benefits payable to an employee.

Severance Policy

In fiscal 2012, the ONC Committee approved a severance policy for members of the Executive Council to ensure consistent treatment of individuals in such positions in the event of an involuntary termination of employment without cause.  The policy provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination and would be eligible to elect Company paid COBRA continuation coverage for one year following termination.  In order to receive these benefits, participants are required to release the Company from any and all liability.  All NEOs other than Mr. Burke and Mr. Schwab (who have separate employment agreements) are covered under the severance policy.  While the policy also provides for separate benefits upon an involuntary termination at the time of a change in control, none of the NEOs are currently covered under the change in control provisions under the severance policy.

Share Ownership Guidelines - Officers

Effective January 16, 2008, the board adopted share ownership guidelines for directors and officers of the Company, including the NEOs.  The ONC Committee amended the guidelines in May 2010 because the relatively low stock price at that time had made compliance with the guidelines significantly more difficult than was intended by the board.  The board continues to believe that directors and officers should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The guidelines continue to provide that by the fifth anniversary of appointment to the position the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary at the commencement of the five-year period.  As amended, the guidelines now do not distinguish between NEOs and other officers and provide that all officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least two times their annual base salary at the commencement of the five-year period by the end of that period.  The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years.  The chair of the Nominating Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline and, in such an event, may make an exception to the guidelines for such individual.  Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.  Each of the NEOs who has been an officer of the Company for at least five years is currently in compliance with the stock ownership guidelines.

Related Policies Applicable to Executive Officers

Under the Company’s Insider Trading Policy, executive officers, including the NEOs, are prohibited from holding shares of Company stock in a margin account unless specifically authorized by the policy’s reviewing officer (the Company’s General Counsel), and all directors and employees of the Company are prohibited from engaging in hedging or monetizing transactions involving Company stock.   The ONC Committee has also implemented an incentive compensation recoupment (or “clawback”) policy.  Effective beginning with awards granted in fiscal 2013, the clawback policy requires forfeiture or repayment of any awards granted under the Incentive Plan (i.e., the MIP (cash bonus) or any long-term equity awards) if the ONC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.

Employment Agreements

The Company has an employment agreement with Mr. Burke.  Modine Holding GmbH, a German subsidiary, has an employment agreement with Mr. Schwab, as is customary in Germany.  No amendments were made to either of these employment agreements during fiscal 2014.  The Company also has change in control agreements with all of the other NEOs and certain other key employees.  The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company.  See Potential Post-Employment Payments below for additional information about these agreements.

Tax Implications for NEOs

The ONC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”).  For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The ONC Committee has generally structured the elements of Modine’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs.  Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer.  When the Company entered into the agreements described in the preceding paragraph (which were entered into prior to 2009), the ONC Committee structured the change in control payment under the employment and change in control agreements with the NEOs (other than Mr. Schwab) to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives.  The severance policy approved by the ONC Committee in fiscal 2012, which is applicable to those joining the Company’s senior management on or after adoption of the policy, does not provide excise tax gross ups in the event of a change in control.

Compliance with IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s CEO and the other NEOs who are covered by Section 162(m).  Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The ONC Committee believes that it is generally in the Company’s best interest to attempt to structure compensation amounts and plans in a manner that satisfies the requirements of Section 162(m).  However, the ONC Committee also recognizes the need to retain flexibility to approve compensation amounts and plans that may not meet Section 162(m) standards in order to enable the Company to meet its overall objectives.  Accordingly, the board and the ONC Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances.  Further, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

COMPENSATION COMMITTEE REPORT

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014.

THE OFFICER NOMINATION AND COMPENSATION COMMITTEE

Christopher W. Patterson, Chair
David J. Anderson
Suresh V. Garimella
Larry O. Moore

2014 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s Principal Executive Officer, Principal Financial Officer, the three most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, serving as executive officers as of March 31, 2014 for services rendered to the Company and its subsidiaries during the fiscal years ended March 31, 2014, 2013 and 2012.  In accordance with SEC rules, information is provided for Mr. Schwab only for fiscal years ended March 31, 2014 and 2013.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas A. Burke	2014	769,231	-	1,480,003	370,074	1,078,000	NA	60,196	3,757,504
President and CEO	2013	740,000	-	1,184,006	296,347	-	NA	52,694	2,273,047
	2012	740,000	-	1,155,200	288,650	577,368	NA	104,715	2,865,933

Michael B. Lucareli	2014	360,615	-	415,210	103,821	303,240	-(7)	24,212	1,207,098
VP, Finance and CFO	2013	339,538	-	257,600	64,475	-	19,386	18,912	699,911
	2012	322,000	63,333	201,600	50,369	122,264	27,894	27,200	814,660

Thomas F. Marry	2014	449,615	-	521,997	103,523	441,000	-(7)	34,767	1,550,902
Executive VP and COO	2013	425,577	-	479,998	120,141	-	33,307	26,049	1,085,072
	2012	350,000	96,667	874,900	81,562	164,850	50,476	34,670	1,653,125

Scott L. Bowser -	2014	310,769	-	241,592	60,412	217,700	-(7)	431,064	1,261,537
Regional VP-Asia	2013	299,685	-	337,627	58,750	-	23,250	266,049	985,361
	2012	293,400	83,333	205,200	51,278	114,335	34,416	29,971	811,933

Holger Schwab	2014	€327,200/		€170,645/	€42,672/	€227,360/	-	€48,188/	€816,065/
Regional VP – Europe(8)		$450,565	-	$234,978	$58,759	$313,082		$66,356	$1,123,740

	2013	€240,000/	€285,000/	-	-	-	-	€43,420/	€568,420/
		$307,653	$365,338					$55,660	$728,651

(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock awards and performance stock awards. For fiscal 2014, the maximum grant date fair value for the performance stock awards are as follows for the NEOs – Mr. Burke $1,295,003; Mr. Lucareli $363,308; Mr. Marry $456,747; Mr. Bowser $211,393; and Mr. Schwab $205,605. See Grants of Plan-Based Awards for Fiscal 2014, Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation and the Outstanding Equity Awards at Fiscal Year End table for further discussion regarding the retention restricted stock awards and the performance stock awards. The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2014.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options. The assumptions used to determine the value of the options are discussed in Note 5 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2014. The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column include payments under the MIP.

(5)	Represents the change in pension value between the end of fiscal 2013 and the end of fiscal 2014 for the NEOs who participate in the Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan. For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 4.74 percent as of March 31, 2014, 4.35 percent as of March 31, 2013, and 4.86 percent as of March 31, 2012.

(6)	The amounts set forth in this column for fiscal 2014 include:
•	Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 50 percent of the amount contributed to the plan by the employee, subject to a maximum contribution of the lesser of 2.5 percent of compensation or the maximum contribution limit to the plan ($17,500 in calendar year 2012);
•	Company contributions to 401(k) Retirement Plan (“Company Contribution to 401(k) Retirement Plan”) equal to 5.0 percent of compensation up to a maximum salary of $250,000;
•	Company contributions to the Deferred Compensation Plan equal to (a) the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan and (b) the amount of the Company contribution that could not be contributed to 401(k) Retirement Plan because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);
•	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”);
•	Company payment of life insurance premiums (“Life Insurance Premiums”); and
•	Perquisites and other personal benefits. The perquisites for Mr. Bowser include $98,770 as a housing allowance; $42,475 as an auto allowance; $27,744 as a cost of living adjustment; and other amounts provided to Mr. Bowser in connection with his assignment to Asia, including a hardship allowance, home leave, tax preparation fees, language lessons, and property management. In addition, as part of his assignment Mr. Bowser received tax gross-ups of $77,712 related to cost of living adjustments, housing and transportation costs and $140,515 as a part of the tax equalization program. Certain amounts for Mr. Bowser were converted from Chinese Yuan to U.S. Dollars at the following exchange rate in effect at March 31, 2014: $1 = ¥6.2176. The perquisites for Mr. Schwab include the lease and maintenance of a car amounting to €14,871 ($20,477 at the March 31, 2014 exchange rate) and a retirement supplement amounting to €32,960 ($45,387 at the March 31, 2014 exchange rate) because he does not participate in the benefit plans available to U.S. residents.

Name	401(k) Company Match ($)	Company Contribution to 401(k) Retirement Plan ($)	Company Excess Match / Contribution Overflow to Deferred Compensation Plan ($)	Long-Term Disability & Life Insurance Premiums ($)	Tax Reimbursement ($)	Perquisites ($)	Total ($)
Thomas A. Burke	8,283	12,750	37,875	1,288	0	0	60,196
Michael B. Lucareli	5,124	12,750	5,050	1,288	0	0	24,212
Thomas F. Marry	6,479	12,750	14,250	1,288	0	0	34,767
Scott L. Bowser	6,444	12,750	2,650	1,288	216,682	191,250	431,064
Holger Schwab	NA	NA	NA	€357/	NA	€47,831/	€48,188/
				$492		$65,864	$66,356

(7)	The changes in pension values for Messrs. Lucareli, Marry and Bowser were $(6,685), $(7,042) and $(6,339), respectively.

(8)	The salary, bonus, non-equity incentive plan compensation, and other annual compensation for Mr. Schwab, who works and lives in Germany, were paid to him in euros. The amounts shown in U.S. dollars in the table above were converted from euros at the following exchange rate in effect at March 31, 2014: $1 = €0 .7262.

Grants of Plan-Based Awards for Fiscal 2014

In fiscal 2014, the Company granted stock options, retention restricted stock, performance stock and cash awards as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Stock options granted in fiscal 2014 vest in four annual installments commencing on the date of grant.  The stock options expire ten years from the date of grant.  Retention restricted stock granted in fiscal 2014 vests in four annual installments commencing one year after the date of grant.  Further details regarding the performance stock and cash awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of any award made in the fiscal year ended March 31, 2014 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Thomas A Burke.	NA	192,500	770,000	1,540,000							NA
6/3/2013					5,337	71,154	124,520				740,002
6/3/2013								71,154			740,002
6/3/2013									47,690	10.4	370,074

Michael B. Lucareli	NA	54,150	216,600	433,200							NA
6/3/2013					1,497	19,962	34,934				207,605
6/3/2013								19,962			207,605
6/3/2013									13,379	10.4	103,821

Thomas F. Marry	NA	78,750	315,000	630,000							NA
6/3/2013					1,882	25,096	43,918				260,998
6/3/2013								25,096			260,998
6/3/2013									16,820	10.4	130,523

Scott L. Bowser	NA	38,875	155,500	311,000							NA
6/3/2013					871	11,615	20,326				120,796
6/3/2013								11,615			120,796
6/3/2013									7,785	10.4	60,412

Holger Schwab	NA	€40,600/	€162,400/	€324,800/							NA
6/3/2013		$55,907	$223,630	$447,260	847	11,297	19,770				117,489
6/3/2013								11,297			117,489
6/3/2013									7,572	10.4	58,759

(1)	Cash incentive plan awards are the MIP awards. The amounts shown in U.S. dollars in the table above for Mr. Schwab were converted from euros at the following exchange rate in effect at March 31, 2014: $1 = €0 .7262.

(2)	Stock options, retention restricted stock and performance stock awards are made under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(3)

Thomas A. Burke	25,609		30.4	5/31/2015	164,824	2,414,672	256,492	3,757,608
	9,298		32.61	1/17/2016
	12,471		27.22	1/16/2017
	31,848		13.33	2/11/2018
	90,572		5.01	6/9/2019
	39,586		9.26	6/11/2020
	112,016		7.43	7/1/2020
	20,717	6,905	14.93	7/21/2021
	34,783	34,782	5.75	6/5/2022
		47,690	10.4	6/3/2023

Michael B. Lucareli	1,373		32.61	1/17/2016	39,067	572,332	62,398	914,131
	1,707		27.22	1/16/2017
	3,715		13.33	2/11/2018
	3,188		5.01	6/9/2019
	3,594		9.26	6/11/2020
	3,615	1,205	14.93	7/21/2021
	7,568	7,567	5.75	6/5/2022
		13,379	10.4	6/3/2023

Thomas F. Marry	7,119		30.82	1/18/2015	110,703	1,621,799	93,855	1,374,976
	2,560		32.61	1/17/2016
	3,471		27.22	1/16/2017
	7,992		13.33	2/11/2018
	15,580		5.01	6/9/2019
	9,144		9.26	6/11/2020
	5,854	1,951	14.93	7/21/2021
	14,102	14,100	5.75	6/5/2022
		16,820	10.4	6/3/2023

Scott L. Bowser	1,864		30.82	1/18/2015	44,706	654,943	45,890	672,289
	1,820		32.61	1/17/2016
	1,718		27.22	1/16/2017
	3,812		13.33	2/11/2018
	19,580		5.01	6/9/2019
	7.094		9.26	6/11/2020
	3,681	1,226	14.93	7/21/2021
	6,896	6,895	5.75	6/5/2022
		7,785	10.4	6/3/2023

Holger Schwab		7,572	10.4	6/3/2023	11,297	165,501	19,770	289,631

(1)	For stock options granted prior to April 1, 2009, all options were exercisable immediately if the recipient had been employed by the Company for at least one year. For stock option grants granted after April 1, 2009 but before April 1, 2013, the options vest in four equal annual installments commencing on the date of grant. For options granted after April 1, 2013, the options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)	All of these shares are retention restricted stock awards. All retention restricted stock vests in four equal annual installments commencing one year after the date of grant, except for the grants of retention restricted stock (i) to Mr. Marry on January 26, 2012, which vests in two equal annual installments on the fourth and fifth anniversaries of the date of grant and (ii) to Mr. Bowser on July 1, 2012, which vests in its entirety on the third anniversary of the date of grant. The market value of the awards was determined by multiplying the number of unvested shares by $14.65, the closing price of the Company’s common stock on the NYSE on March 31, 2014. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of retention restricted stock awards.

The restricted shares vest as follows:

	Shares Vesting for Thomas Burke (#)	Shares Vesting for Michael Lucareli (#)	Shares Vesting for Thomas Marry (#)	Shares Vesting for Scott Bowser (#)	Shares Vesting for Holger Schwab (#)
June 3, 2014	17,788	4,990	6,274	2,903	2,824
June 5, 2014	25,739	5,600	10,434	5,102	0
June 11, 2014	6,780	617	1,568	1,215	0
July 21, 2014	4,836	844	1,366	859	0
June 3, 2015	17,789	4,991	6,274	2,904	2,824
June 5, 2015	25,739	5,600	10,434	5,102	0
July 1, 2015	0	0	0	14,850	0
July 21, 2015	4,836	844	1,368	859	0
January 26, 2016	0	0	25,000	0	0
June 3, 2016	17,788	4,990	6,274	2,904	2,824
June 5, 2016	25,740	5,600	10,437	5,104	0
January 26, 2017	0	0	25,000	0	0
June 3, 2017	17,789	4,991	6,274	2,904	2,825

(3)	The performance stock awards are reflected at the Maximum level for the fiscal 2014 awards, at the Target level for the fiscal 2013 award, and at the Threshold level for the fiscal 2012 award. The Threshold level for the fiscal 2012 award was not met. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards. The market value of the performance stock awards was determined by multiplying the number of unvested shares $14.65, the closing price of the Company’s common stock on the NYSE on March 31, 2014.

Option Exercises and Stock Vested for Fiscal 2014

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas A. Burke	0	0		25,739	260,479	(2)
				8,781	88,512	(3)
				6,779	69,959	(4)
				4,836	57,984	(5)

Michael B. Lucareli	0	0		5,600	56,672	(2)
				798	8,044	(3)
				615	6,347	(4)
				844	10,120	(5)

Thomas F. Marry	12,000	111,829	(1)	10,434	105,592	(2)
				1,726	17,398	(3)
				1,565	16,151	(4)
				1,366	16,378	(5)

Scott L. Bowser	0	0		5,102	51,632	(2)
				1,226	12,358	(3)
				1,215	12,539	(4)
				859	10,299	(5)

Holger Schwab	0	0		0	0

(1)	Option exercised on September 20, 2013 at $14.33. The option was granted on June 9, 2009 at a share price of $5.01.
(2)	Shares vested on June 5, 2013 at $10.12 per share, the closing price applicable to such date.
(3)	Shares vested on June 9, 2013 at $10.08 per share, the closing price applicable to such date.
(4)	Shares vested on June 11, 2013 at $10.32 per share, the closing price applicable to such date.
(5)	Shares vested on July 21, 2013 at $11.99 per share, the closing price applicable to such date.

Pension Benefits Table for Fiscal 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($), (1)	Payments During Last Fiscal Year ($)
Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	114,484	0
	SERP	NA	NA	NA
	Total		114,484	0
Thomas F. Marry	Salaried Pension Plan	7.9	213,16	0
	SERP	7.9	44,178	0
	Total		257,394	0

Scott L. Bowser	Salaried Pension Plan	8.3	159,402	0
	SERP	NA	NA	NA
	Total		159,402	0

Holger Schwab	NA	NA	NA	NA

(1)	The Company used the following assumptions to determine the present value of the accumulated benefit as set forth in the table above: discount rate of 4.74 percent; use of RP-2000 combined healthy mortality tables projected to 2020 using scale AA (post-retirement decrement only); service up to March 31, 2006 and compensation up to December 31, 2007 (service accumulation and compensation changes were frozen under the plans on March 31, 2006 and December 31, 2007, respectively); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80 percent of employees elect lump sums from the qualified plan and 20 percent elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 1.17 percent for years 0-5, 4.29 percent for years 5-20 and 5.36 percent for years 20+ and the specified 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen.  Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007).  The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine.  The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan.  Mr. Burke does not participate in the Salaried Pension Plan because he joined the Company after December 31, 2003.  Mr. Schwab does not participate in the Salaried Pension Plan because he is a foreign employee not covered by that plan.

Retirement benefits are based on an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered).  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan and the Deferred Compensation Plan.  A minimum of five years of service was required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment.  The pension benefit is not subject to offset against Social Security benefits.  Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for disability, deferred or other early retirement benefits depending on their age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.  Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code.  To the extent that an individual employee’s retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2014

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Thomas A. Burke	9,492	37,875	24,247	0	508,799
Michael B. Lucareli	0	5,050	22,643	0	147,277
Thomas F. Marry	44,962	14,250	142,384	0	1,058,087
Scott L. Bowser	0	2,650	5,523	0	34,757
Holger Schwab	NA	NA	NA	NA	NA

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	Amounts are reported in the Summary Compensation Table. Company profit sharing contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are generally made to the Deferred Compensation Plan in April following the close of the fiscal year.

(3)	All executive contributions and contributions by the Company for fiscal 2014 have been reported in the Summary Compensation Table for the current year (Fiscal 2014). In addition to the current year, executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years. In total, $355,876 in contributions have been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years. The remainder of the aggregate balance for Mr. Burke in the above column reflects earnings (and losses) on those contributions. In addition to the current year, since Mr. Lucareli became an NEO in fiscal 2011, the Company has reported $17,163 in contributions in the Summary Compensation Table for him prior to fiscal 2014. The remainder of the aggregate balance for Mr. Lucareli in the above column reflects contributions prior to fiscal 2011 and earnings (and losses) on all contributions. In addition to the current year, Mr. Marry became an NEO in fiscal 2009 and his contributions and the Company’s contributions since fiscal 2009 were reported in the Summary Compensation Table in prior years. In total, $209,183 in contributions have been reported for Mr. Marry for fiscal years 2009 through 2013. The remainder of the aggregate balance for Mr. Marry in the above column reflects executive and Company contributions prior to 2009 and earnings (and losses) on all contributions. In addition to the current year, since Mr. Bowser became a participant in the plan in fiscal 2011, the Company has reported $22,831 in contributions in the Summary Compensation Table for him prior to fiscal 2014. The remainder of the aggregate balance for Mr. Bowser in the above column reflects the earnings (and losses) on all contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan.  All of the NEOs except for Mr. Schwab are eligible to participate in the Deferred Compensation Plan.  The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan.  For the 2013 calendar year, an employee could contribute no more than $17,500 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return.  Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits.  All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2014.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by Modine and are generally the same as the alternatives available under the 401(k) Retirement Plan, but may be changed from time to time.  The NEOs are permitted to change their investment elections at any time on a prospective basis.  The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2014.

Name of Fund	Return for 12 Months Ended March 31, 2014
Wells Fargo Stable Return N15	0.32%
PIMCO Total Return (Inst)	1.30%
Vanguard Inflation-Protected Sec (Adm)	2.07%
Vanguard Interm Term Bond Index (Signal)	2.51%
T. Rowe Price Retirement Income	1.43%
T. Rowe Price Retirement 2005	1.70%
T. Rowe Price Retirement 2010	1.68%
T. Rowe Price Retirement 2015	1.61%
T. Rowe Price Retirement 2020	1.62%
T. Rowe Price Retirement 2025	1.56%
T. Rowe Price Retirement 2030	1.50%
T. Rowe Price Retirement 2035	1.41%
T. Rowe Price Retirement 2040	1.41%
T. Rowe Price Retirement 2045	1.35%
T. Rowe Price Retirement 2050	1.38%
T. Rowe Price Retirement 2055	1.39%
Dodge & Cox Stock	2.42%
Goldman Sachs Midcap Value (I)	3.78%
JP Morgan Large Cap Growth R5	-1.31%
Munder Mid-Cap Core Growth (Y)	1.77%
Vanguard Institutional Index	1.79%
Vanguard Mid-Cap Index (Signal)	3.26%
Vanguard Small-Cap Index (Signal)	2.60%
Brown Advisory Small-Cap Fdmtl Val Instl	-1.53%
DFA Emerging Markets Value I	-0.69%
WCM Focused International Growth Instl	1.02%
Fidelity Diversified International	-0.81%
MFS International New Discovery R4	0.71%
Vanguard Developed Markets Index Admiral	--%

POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Burke and Mr. Schwab are the only NEOs who have an employment agreement with the Company.

•	Pursuant to the employment agreement that was entered into in 2007 and amended in 2008, Mr. Burke agreed to serve as an executive officer of the Company and devote his full-time to the performance of his duties. Mr. Burke’s employment agreement automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received. The Company is permitted to terminate the executive’s employment agreement for “Good Cause” and the executive is permitted to terminate the employment agreement for “Good Reason,” as those terms are defined in the agreement and described below. The Company will continue to perform its obligations under such agreement. In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive. In the event of the disability of Mr. Burke during the term of his employment agreement, he would receive base salary and bonus continuation at a level of 100 percent for the first 12 months and 60 percent for up to 24 months but in no event beyond the remainder of the term. He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.

•	Pursuant to the employment agreement that was entered into in 2012, Mr. Schwab agreed to serve as managing director of the Company’s Europe region, with an annual salary and participation in the MIP and LTIP to be provided to Mr. Schwab. Mr. Schwab’s employment agreement has a fixed term of three years, except that the Company may release Mr. Schwab from his work duties at any time based on a justified interest of the Company. As discussed in Employment and Post-Employment Benefits, under his employment agreement, Mr. Schwab receives a company car, accident insurance, and a retirement supplement.

The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Good Cause, and involuntary termination (including termination without Good Cause or for Good Reason).

Voluntary Termination.  An NEO may terminate his/her employment with the Company at any time.  In general, upon the individual’s voluntary termination:

•	we would not pay severance;
•	the executive would forfeit all unvested stock options, retention restricted stock awards and performance stock awards;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2014 on page 32) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2014 on page 33).

Retirement and Early Retirement.  No NEOs were eligible for retirement on March 31, 2014.  In general, upon the executive’s full or early retirement:

•	we would not pay severance;
•	for full retirement and for early retirement with the approval of the ONC Committee, all unvested stock options and retention restricted stock awards would vest;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death.  In general, upon the death of an NEO:

•	the executive’s estate would receive his/her base salary through the month in which the executive dies and any unused vacation pay;
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest;
•	all benefits and perquisites would cease; and
•	the NEO’s estate, if he or she was a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability.  If a total and permanent disability causes the termination of Mr. Burke’s employment, then:

•	he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for the first twelve months and 60 percent for up to the next 24 months but in no event beyond the remainder of the term of his employment agreement (Mr. Burke may also receive disability benefits under the Company’s group long-term disability plan, except that such benefits would offset the previously described amounts);
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest; and
•	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of Mr. Schwab’s employment, then:

•	he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for up to nine months (Mr. Schwab may also receive disability benefits under an accident insurance plan, except that such benefits would offset the previously described amounts);
•	all unvested stock options and restricted stock awards granted in fiscal 2013 and later would vest; and
•	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of employment of an NEO, other than Mr. Burke or Mr. Schwab, then for such NEO:

•	we would not pay severance;
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Good Cause.  The Company may terminate Mr. Burke’s employment for Good Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Burke under his employment agreement.  A termination for “Good Cause” generally means a termination for theft, dishonesty, fraud, violation of certain provisions of the employment agreement, or a serious violation of law.  The Company may terminate Mr. Schwab’s employment at any time based on a justified interest of the Company.  The other NEOs without an employment agreement are not entitled to receive any severance payments or benefits upon termination for cause.  On the NEO’s termination date, generally, all unvested stock options, retention restricted stock awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease.  The NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Good Cause or for Good Reason.  If the Company terminates Mr. Burke’s employment and the termination is not for Good Cause or if Mr. Burke terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of executive: a material diminution in the executive’s base salary; a material decrease in the executive’s authority, duties or responsibilities or those of the supervisor to whom the executive reports; a material diminution in the budget over which the executive has authority; a material change in the geographic location at which the executive must perform services; or any other action or inaction that constitutes a material breach of the terms of the executive’s employment agreement), the Company is obligated to:

•	pay to Mr. Burke an amount equal to three times his “Average Annual Earnings” (“Average Annual Earnings” means the average base salary and actual cash incentive or bonus he earned in the five taxable years preceding the year of termination) over the remainder of the employment agreement term; and
•	continue, for a period of 36 months from the date of termination, to allow the executive to participate in certain employee health, welfare and retirement benefits, including plans designed to provide the executive with benefits that he would have received under qualified plans but for the statutory limitations on qualified benefits. In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would Mr. Burke receive the benefits described above if (i) he discloses confidential information of the Company in violation of the agreement and such disclosure results in a demonstrably material injury to the Company, or (ii) he engages in Competition with the Company, as that term is defined in his employment agreement.

If Mr. Schwab’s employment is terminated by the Company without a compelling reason, then the Company is obligated to:

•	continue to pay Mr. Schwab’s base salary over the remainder of the employment agreement term;
•	Mr. Schwab remains eligible for bonus and equity grants over the remainder of the employment agreement term; and
•	his benefits and perquisites would continue over the remainder of the employment agreement term.

If the Company involuntarily terminates the employment of Mr. Lucareli, Mr. Marry, or Mr. Bowser  without cause, these NEOs would receive benefits under the severance policy for members of the Executive Council.  Under the severance policy, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of the year following termination and would be eligible to elect Company paid COBRA continuation coverage for one year following termination.  The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the severance policy.

POTENTIAL CHANGE IN CONTROL PAYMENT AND BENEFITS

Generally, awards granted under the Incentive Plan accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement.  A Change in Control, as generally defined in the Incentive Plan, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.  Pursuant to the award agreements for performance stock awards granted in fiscal 2012, 2013, and 2014, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the Target level and the proration is based on the period worked during the performance period.

Mr. Burke’s employment agreement contains Change in Control provisions. The definition of Change in Control generally has the same meaning as in the Incentive Plan described above.  If at any time during the 24 months after a Change in Control occurs Mr. Burke’s employment were terminated without “Good Cause” or if Mr. Burke were to terminate the agreement for any reason, the Company is obligated to:

•	pay to Mr. Burke an amount equal to three times the greater of (i) the sum of his base salary and target bonus for the current fiscal year, or (ii) his five year average base salary and actual bonus for the five year period ending on the last day of the fiscal year immediately preceding the fiscal year of termination, payable in a lump sum;
•	pay to Mr. Burke an amount equal to the pro rata portion of the target bonus for the calendar year in which his employment terminated;
•	accelerate the vesting of Mr. Burke’s unvested stock options and retention restricted stock awards so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;
•	if payments made to Mr. Burke were subject to the excise tax provisions of Section 4999 of the Code, pay Mr. Burke an additional lump sum payment sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the payment; and
•	continue to provide coverage for a period of three years to Mr. Burke, his spouse and other dependents under all welfare plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by the plan, in which case the Company would pay an equivalent amount in cash.

Mr. Schwab’s employment agreement does not contain a Change in Control provision.

The Company has also entered into a Change in Control Agreement and Termination Agreement with the other NEOs except for Mr. Schwab (and certain other key employees).  The definition of Change in Control generally has the same meaning as in the Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as in Mr. Burke’s employment agreement described above.  For all NEOs other than Mr. Burke or Mr. Schwab, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of (i) the sum of his/her then current base salary and target bonus, or (ii) his/her five year average base salary and actual bonus and continue to provide coverage under welfare plans (or the equivalent) for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the ONC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009.  At the same time, the ONC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Good Cause or the employee’s voluntary termination for Good Reason.

The following table sets forth the potential payments upon termination of employment or change in control for each of the NEOs.  For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 2.5 percent of base salary, Company discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 5.0 percent of base salary, and all payments, other than Company matching and discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan, as a result of termination following a Change in Control are “parachute payments” as defined in Section 280G of the Code for purposes of determining whether there is an excise tax and, if applicable, the gross up amount of the excise tax.

Potential Payments Upon Termination of Employment or Change in Control Table

Name	Cash Payment ($)	Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)	Total ($)

Thomas A. Burke
Death	0	2,827,587	NA	NA	2,827,587
Disability	1,536,000	2,827,587	NA	(2)	4,363,587
Involuntary Termination	3,620,906	0	NA	208,887(3)	3,829,793
Termination if Change in Control	5,420,000(4)	5,130,083	NA	4,832,575(5)	15,382,658
Change in Control (no termination)	NA	NA	NA	NA	NA

Michael B. Lucareli
Death	0	687,500	54,698	NA	742,198
Disability	(2)	687,500	114,484	(2)	801,984
Involuntary Termination	366,000	0	114,484	19,437(6)	499,921
Termination if Change in Control	1,381,800(7)	1,161,154	114,484	1,281,969(8)	3,939,406
Change in Control (no termination)	NA	NA	NA	NA	NA

Thomas F. Marry
Death	0	1,795,803	122,976	NA	1,918,779
Disability	(2)	1,795,803	257,394	(2)	2,053,197
Involuntary Termination	455,000	0	257,394	19,437(6)	731,831
Termination if Change in Control	1,855,000(7)	2,589,193	257,394	2,028,227(9)	6,729,814
Change in Control (no termination)	NA	NA	NA	NA	NA

Scott L. Bowser
Death	0	731,595	76,158	NA	458,153
Disability	(2)	731,595	159,402	(2)	544,707
Involuntary Termination	314,000	0	159,402	19,720(6)	493,122
Termination if Change in Control	1,081,000(7)	1,156,464	159,402	946,893(10)	3,343,759
Change in Control (no termination)	NA	NA	NA	NA	NA

Holger Schwab
Death	0	0	0	NA	0
Disability	510,603	0	0	0	510,603
Involuntary Termination	1,014,597(11)	343,623(12)	0	65,864(13)	1,424,083
Termination if Change in Control	1,014,597(11)	343,623(12)	0	65,864(13)	1,424,083
Change in Control (no termination)	NA	NA	NA	NA	NA

(1)	Amounts represent the vesting of retention restricted stock awards and certain performance stock awards and the spread value of the stock options at the closing stock price of $14.65 on March 31, 2014.

(2)	Paid in accordance with plans available to all salaried employees.

(3)	Amount consists of $33,387 for three years of welfare plan benefits (or the equivalent); $58,500 for three years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $117,000 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(4)	Amount is (i) three times Base Salary and Target Bonus for fiscal 2014 and (ii) pro rata Target Bonus for fiscal 2014.

(5)	Amount consists of, in addition to those described in Footnote 3, $4,623,688 for excise tax and gross up.

(6)	Amount consists of COBRA continuation coverage for one year.

(7)	Amount is (i) two times Base Salary and Target Bonus for fiscal 2014 and (ii) pro rata Target Bonus for fiscal 2014.

(8)	Amount consists of $31,664 for two years of welfare plan benefits (or the equivalent); $18,300 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $36,600 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $1,195,405 for excise tax and gross up.

(9)	Amount consists of $31,664 for two years of welfare plan benefits (or the equivalent); $22,750 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $45,500 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $1,928,313 for excise tax and gross up.

(10)	Amount consists of $31,664 for two years of welfare plan benefits (or the equivalent); $15,700 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $31,400 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $868,129 for excise tax and gross up.

(11)	Mr. Schwab would continue to receive his salary and would be eligible for MIP awards over the remaining term of his employment agreement. The estimated amounts illustrated in the above table assume continued payment of his salary and MIP awards at 50% of that salary over the remaining term of the employment contract (through June 30, 2015). The estimated payment has been converted from euros to dollars at the exchange rate in effect at March 31, 2014: $1 = €0 .7262.

(12)	Mr. Schwab may continue to receive equity grants over the remaining term of his employment agreement. The estimated amounts illustrated in the above table take into account the fiscal 2014 awards made to Mr. Schwab and assume equity awards being made to him at 100% of his base salary (at the Target level) over the remaining term of the employment contract (through June 30, 2015) and reflect continued vesting of such equity awards through that date (presuming the same vesting schedules currently used for such awards).

(13)	Mr. Schwab may continue to receive continued perquisites under the remaining term of his employment agreement (through June 30, 2015). The estimated amounts illustrated in the above table assume a retirement supplement equal to 10 percent of his base salary ($45,387) and continued lease and maintenance of a car ($20,477).

ITEM 2 – AMENDMENT AND RESTATEMENT OF 2008 INCENTIVE COMPENSATION PLAN

The Modine Manufacturing Company 2008 Incentive Compensation Plan was initially adopted by the Board of Directors and approved by the shareholders on July 17, 2008, and was amended and restated in 2011 to incorporate certain amendments adopted by the Board of Directors and approved by the shareholders (the “Plan”).  On May 7, 2014, the Board of Directors, following the recommendation of the ONC Committee, approved certain amendments to the plan in the form of the Amended and Restated 2008 Incentive Compensation Plan attached hereto as Appendix A (the “Amended and Restated Plan”).  The amendments were approved subject to the approval of the Company’s shareholders.  The Company is now seeking shareholder approval of the Amended and Restated Plan.  Among other things, the proposed amendments:

•	increase the number of shares available for issuance by 2,600,000;

•	amend the “full share award” counting provisions in the plan such that share awards other than options and SARs are counted as 1.6 shares (previously 1.5 shares) against the above share limit for each share granted in an award other than options and SARs;

•	expand the list of shareholder approved performance goals that may be used in conjunction with awards intended to qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m);

•	prohibit liberal share counting;

•	change the default vesting schedule for options and SAR from 3 years to 4 years;

•	provide for the granting of restricted stock units;

•	prohibit the granting of dividends and dividend equivalent units with respect to options and SARs. With respect to performance stock, dividends and dividend equivalent units shall not be paid until they are earned, unless otherwise provided by the ONC Committee at the time of grant. The proposed amendments also provide that holders of restricted stock units are not deemed to have any rights as a shareholder until such shares are issued, however, the ONC Committee has the right to grant restricted stock unit awards that pay dividend equivalent units; and

•	make other minor administrative changes.

In reaching the determination regarding the increase in the number of shares available for issuance under the Amended and Restated Plan, the Committee considered reasonable projections of future equity grants under the Amended and Restated Plan, the potential dilutive impacts of any equity grants to shareholders, and the anticipated duration of the shares available under the Amended and Restated Plan.

The following chart shows, prior to approval of the amendment to increase the shares available for issuance, but after giving effect to the grant on June 2, 2014, all of the active plans of the Company, the number of shares to be issued upon the exercise of outstanding options for each plan, the number of shares of restricted stock awards outstanding for each plan, the number of shares of stock that are reserved for issuance under all existing performance stock awards if such awards were to pay out at the target level and the number of shares remaining available for future issuance under each plan.

Plan	Shares to be Issued upon Exercise of Outstanding Options (1)	Restricted Stock Awards	Performance Stock that may be issued if Performance Conditions are Met		Shares Remaining Available for Future Grant
Amended and Restated 2008 Incentive Compensation Plan	1,193,108	849,717	771,357	(2)	606,486	(3)
2007 Incentive Compensation Plan (4)	441,652	0	0		0
Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors (4)	18,438	0	0		0
Total	1,653,198	849,717	771,357	(2)	606,486	(3)

(1)	The weighted average exercise price of the outstanding options is $13.23 and the weighted average term to expiration is 5.7 years.

(2)	Represents the number of shares that would be issued at the target level of payout, regardless of any potential actual payout.

(3)	Represents the number of shares remaining available for future grant where outstanding performance stock is accounted for at Target performance levels regardless of any potential actual payout.

(4)	As previously disclosed, no further grants were or shall be made under these plans since the adoption of the 2008 Incentive Compensation Plan in 2008.

Purpose

The Amended and Restated Plan is intended to provide incentives that will attract and retain the best available non-employee directors and employees for the Company and its subsidiaries, provide additional incentives to such persons and promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase common stock of the Company, stock appreciation rights (“SARs”), restricted stock awards, unrestricted stock, restricted stock unit awards, performance stock awards, phantom stock awards and cash bonus awards, as described below.

The Company is focused on rewarding performance.  The compensation paid to the NEOs and others participating in the Company’s Amended and Restated Plan is weighted so that compensation increases with the improvement in performance of the Company.  Please see the Compensation Discussion and Analysis section for additional information about the Company’s objectives for compensation.

Shareholder approval of the Amended and Restated Plan will enable the Company to continue to grant awards under the Amended and Restated Plan that will qualify as “performance-based compensation” under Section 162(m) of the Code and be fully tax deductible by the Company, and, if so desired, to grant options that will qualify as “incentive stock options” under Section 422 of the Code.  Shareholder approval of the Amended and Restated Plan is also a condition to the listing on the NYSE of the additional shares of common stock issuable under the Amended and Restated Plan.

Key Features of Amended and Restated Plan

Key features of the Amended and Restated Plan include:

•	the Amended and Restated Plan is administered by the ONC Committee, which is comprised solely of independent directors;

•	Awards available under the Amended and Restated Plan include stock options, restricted stock, unrestricted stock, restricted stock units, SARs, performance stock, phantom stock, and cash bonus awards.

•	the aggregate number of shares authorized under the Amended and Restated Plan shall be 8,350,000;

•	for each award denominated in shares of stock (other than stock options and SARs), the shares granted shall be counted as 1.6 shares against the above share limit;

•	no individual may receive awards under the Amended and Restated Plan for more than 325,000 shares or receive cash-based awards for more than $3,000,000 in any calendar year;

•	the Committee may not (i) reduce the exercise price of any outstanding option or SAR, (ii) cash out an underwater option or SAR or (iii) regrant or exchange an underwater option or SAR with another Award under the Amended and Restated Plan (including an option or SAR), without shareholder approval or except in the event of certain corporate transactions; and

•	the prohibition of liberal share counting. Specifically, upon the exercise of an option or SAR granted under the Amended and Restated Plan, the full number of options or SARs exercised are considered to have been issued under the Amended and Restated Plan, regardless of the number of shares withheld to satisfy taxes or used to exercise an option or SAR.

Performance-Based Compensation under Code Section 162(m)

Section 162(m) of the Code provides that the Company may not deduct compensation paid to certain of its executive officers in excess of $1 million in any one year unless the compensation is awarded under a plan that meets certain requirements.  One requirement is shareholder approval of the plan.

Performance stock awards, phantom stock awards, restricted stock awards, unrestricted stock awards and cash bonuses that may be granted under the Amended and Restated Plan may be excluded from this deduction limitation if they are conditioned on the achievement of one or more performance goals as set forth in the Amended and Restated Plan.  Stock options and SARs granted under the Amended and Restated Plan will be excluded from this deduction limitation because they are required to have an exercise price of not less than the fair market value of the underlying stock on the date of grant.  To satisfy the requirements that apply to performance-based compensation, the material terms of the performance goals, the eligibility terms for awards, and the share and dollar maximums on individual participant awards must be approved by shareholders.

The performance goals under the Amended and Restated Plan include the following business criteria:

•	earnings per share;
•	net earnings or income;
•	return measures;
•	operating income;
•	EBITDA;
•	loss ratio;
•	expense ratio;
•	stock price;
•	economic value added;
•	economic profit;
•	net sales or revenue growth;
•	gross profit;
•	operating expense ratios;
•	operating expense targets;
•	productivity ratios;
•	gross or operating margins;
•	cash flow;
•	working capital;
•	capital expenditures;
•	debt to equity ratio / debt levels;
•	total shareholder return;
•	business diversification:
•	employee retention / attrition;
•	safety;
•	inventory control / efficiency; and
•	such other subjective or objective performance goals, including strategic measures or individual goals, that the ONC Committee deems appropriate.

Awards subject to performance goals can relate to one or more of the above criteria and can be measured on an absolute basis or in terms of growth or reduction.  In addition, the ONC Committee may determine the achievement of any of the above performance goals with or without regard to any of the following events that may occur during the performance period applicable to a performance-based award: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Extraordinary and Unusual Items, and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the ONC Committee generally at the time of the grant.

If the Amended and Restated Plan is approved by the shareholders, the ONC Committee would not be limited in its right to award or pay other forms of award under the Amended and Restated Plan that are not performance-based for purposes of Code Section 162(m).

The following is a summary description of the material terms of the Amended and Restated Plan.  Please read the Amended and Restated Plan (attached as Appendix A) to understand all of the terms of the plan.

Administration

The Amended and Restated Plan will be administered by the ONC Committee, except that grants of awards to non-employee directors will be made by the entire Board.  The ONC Committee has the authority to interpret the Amended and Restated Plan, and the decision of the ONC Committee on any questions concerning the interpretation of the Amended and Restated Plan will be final and conclusive.  Subject to the provisions of the Amended and Restated Plan, the ONC Committee has full and final authority to designate the persons to whom awards will be granted; grant awards in such form and amount as the ONC Committee determines; impose limitations, restrictions and conditions upon any award as the ONC Committee deems appropriate; waive, in whole or in part, any limitations, restrictions or conditions imposed upon an award as the ONC Committee deems appropriate; and modify, extend or renew any award previously granted.  However, the ONC Committee does not have the authority to reprice awards without shareholder approval.

No Repricing

Without shareholder approval, the Company may not (i) change the terms of an option or SAR to lower its purchase or grant price, (ii) take any other action that is treated as a "repricing" under generally accepted accounting principles, or (iii) repurchase for cash or cancel an option or SAR at a time when its purchase or grant price is greater than the fair market value of the underlying stock in exchange for another Award (including an Option or SAR) unless the cancellation and exchange occurs in connection with certain recapitalization events, as described in the Amended and Restated Plan.

Eligibility

Any non-employee director or employee of the Company or any subsidiary of the Company is eligible to participate in the Amended and Restated Plan.  As of June 3, 2014, the Company had seven non-employee directors and the Company and its subsidiaries had approximately 6,900 employees.

Stock Option Awards

Stock options will consist of incentive and nonqualified stock options to purchase shares of the Company’s common stock.  The ONC Committee will, among other things, establish the number of shares subject to the option, the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time.  The option exercise price will not be less than 100% of the fair market value of the stock on the date of the grant.  A stock option may be exercised in whole at any time or in part from time to time; provided, however, that no option will be exercisable in whole or in part more than ten years from the date of grant.

Stock Appreciation Rights

The ONC Committee may also grant SARs which represent the right to receive an amount of cash or shares of Company common stock based on appreciation in the fair market value of shares of the common stock over a base price.  The grant price of the SARs may not be less than 100% of the fair market value of the stock on the date of grant.

Performance Stock Awards

The ONC Committee may grant stock awards based upon the achievement of performance goals (see the description of performance goals above).  The ONC Committee establishes the performance goals at the beginning of the award period.  The ONC Committee also establishes the award period, the threshold, target and maximum performance levels, and the number of shares or amount of cash payable at various performance levels from the threshold to the maximum.  Performance goals are established by the ONC Committee prior to the grant of an award.  In order to receive payment, a grantee must generally remain employed by the Company to the end of the award period.  The ONC Committee may impose additional conditions on a grantee’s entitlement to receive a performance stock award.

Restricted Stock Awards

The ONC Committee or the Board, as applicable, has broad discretionary authority to set the terms of awards of restricted stock under the Amended and Restated Plan and may grant unrestricted awards as well.  Participants will receive all dividends on, and will have all voting rights with respect to, such shares.  The ONC Committee may condition the grant of restricted stock upon the attainment of performance goals.  See the description of performance goals in Performance Stock Awards above.

Restricted Stock Unit Awards

The ONC Committee may grant restricted stock units that entitle a grantee to receive one share of common stock for each restricted stock unit if the vesting conditions are satisfied.  If determined by the ONC Committee at the time of grant, restricted stock units may be settled in cash in an amount equal to the fair market value of the shares the participant is entitled to receive.

Phantom Stock Awards

The ONC Committee may grant phantom stock awards that entitle a grantee to receive cash payments based upon the closing market price of the Company’s common stock if predetermined conditions are satisfied.  The ONC Committee may condition the grant of a phantom stock award upon the attainment of the performance goals.  See the description of performance goals in Performance Stock Awards above.

Cash Bonus Awards

The ONC Committee may establish cash bonus awards either alone or in addition to other awards granted under the Amended and Restated Plan.  The ONC Committee determines the employees to whom cash bonus awards will be granted, the timing of such awards and the conditions upon which the bonus will be paid (including performance goals).  The maximum cash bonus payable to an employee in any calendar year may not exceed $3,000,000.  See the description of performance goals in Performance Stock Awards above.

Shares Available

As illustrated in the table above on page 40, as of June 3, 2014, there were 606,486 shares of Company common stock available for future issuance under the Plan.  If the Amended and Restated Plan is approved, there will be 2,600,000 additional shares authorized and available for issuance under the Amended and Restated Plan (for a total of 8,350,000 shares issuable under the plan since its creation in 2008), all of which may be granted as incentive stock options.  Shares subject to Awards that are canceled, terminated or lapse for any reason become available again for award under the Amended and Restated Plan.  Any Award or portion thereof that is settled in cash is not counted against the shares available.  Finally, the number of shares for any Award other than an Option or SAR that are used to satisfy tax withholding shall not be counted against the shares available.  The Amended and Restated Plan provides that stock options and SARs will count as one share against the number of shares available under the Amended and Restated Plan, while awards of stock other than stock options and SARs will count as 1.6 shares under the Amended and Restated Plan.

Adjustments and Change in Control

If any stock dividend is declared upon the common stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the common stock, resulting in a split or combination or exchange of shares, the ONC Committee will make or provide for an adjustment in the number of and class of shares that may be delivered under the Amended and Restated Plan, and in the number and class of and/or price of shares subject to outstanding awards.

Assuming the assumption of awards by a successor, unless a particular award agreement provides otherwise, upon the involuntary termination of a participant’s employment without “cause” (as defined in the Amended and Restated Plan) within the one-year following a “change in control” of the Company (as defined in the Amended and Restated Plan), all unvested awards that are not subject to a performance goal shall become fully vested and exercisable.  Similarly, unless a particular award agreement provides otherwise, for awards subject to a performance goal, upon a “change in control,” the performance criteria applicable to such award, other than time-based service vesting criteria, shall be deemed to be satisfied at the target level.  In the event of an involuntary termination of such participant’s employment without “cause” within the one-year period following a “change in control,” the time-based service vesting criteria shall also be waived and the award shall become vested. This treatment is applicable to awards under the Amended and Restated Plan other than cash bonuses.

Term

The Amended and Restated Plan will expire on July 17, 2018.

Amendment

The Board may, from time to time, amend, modify, suspend or terminate the Amended and Restated Plan; provided, however, that no such action may impair, without the grantee’s consent, any award previously granted under the Amended and Restated Plan, or be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, neither the ONC Committee nor the Board will have any authority, with or without the consent of a grantee, to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for another award including an option or SAR with an exercise price that is less than the exercise price of the original options or SARs, except in the event of a corporate event involving the Company, as authorized under the Amended and Restated Plan.  As stated in the “No Repricing” discussion above, the Company also may not repurchase for cash an underwater option or SAR.

Federal Income Tax Consequences Relating to the Amended and Restated Plan

The following is a brief summary of the Company’s understanding of the principal federal income tax consequences of grants made under the Amended and Restated Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options and Stock Appreciation Rights.  A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR.  Upon exercise, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise or grant price.  In the case of stock options or stock-settled SARs, upon the subsequent sale of the acquired shares, any additional gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year.

Incentive Stock Options.  A participant will not recognize taxable income when an incentive stock option is granted or exercised.  However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes.  If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss.  If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.  Any additional gain will be a capital gain, and a long-term gain if the shares have been held for more than one year.

Restricted Stock, Restricted Stock Units, Performance Stock and Phantom Stock.  A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock or phantom stock.  Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid.  Any subsequent gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year.  For restricted stock only, the participant may instead elect to be taxed at the time of grant.  If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company.  The Company generally will receive a deduction for any ordinary income recognized with respect to an award, subject to the requirements of Section 162(m) of the Code.  While the ONC Committee may take steps to ensure the deductibility of compensation awarded under the Amended and Restated Plan as “performance-based compensation,” the ONC Committee may also award non-deductible compensation under the Amended and Restated Plan in appropriate circumstances.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult his or her own tax counsel.  The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation.

New Plan Benefits

We cannot determine how many eligible employees and non‑employee directors will participate in the plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of our common stock that will be issued under the Amended and Restated Plan.  The following table sets forth the awards granted under the Plan during Fiscal 2014 to (i) each of our named executive officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group, and (iv) all employees other than executive officers as a group.

Name and Position	Shares of Restricted and Unrestricted Stock Awarded in Fiscal 2014	Options Awarded in Fiscal 2014	Performance Stock Awarded in Fiscal 2014(1)
Thomas A. Burke	71,154	47,690	71,154
Michael B. Lucareli	19,962	13,379	19,962
Thomas F. Marry	25,096	16,820	25,096
Holger Schwab	11,297	7,572	11,297
Scott L. Bowser	11,615	7,785	11,615
All current executive officers as a group (eight persons)	166,843	111,824	166,843
All current directors who are not executive officers (seven persons)	36,137	0	0
All employees, including all current officers who are not executive officers	104,565	49,726	74,190

(1)	These amounts represent the number of performance shares if Target performance is achieved.

Market Value

On March 31, 2014, the closing sales price of the common stock on the NYSE was $14.65 per share.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2014 about shares of our common stock outstanding and available for issuance under our existing equity compensation plans:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Equity Compensation Plans approved by security holders	2,324,190	13.15	1,082,780	(2)
Equity Compensation Plans not approved by security holders	0	0	0
Total	2,324,190	13.15	1,082,780	(2)

(1)	Includes shares issuable under the following type of awards: options — 1,569,232 shares; performance stock assuming Target performance — 754,958, regardless of any potential actual payout. The number of shares subject to options were granted under the following plans: 2007 Incentive Compensation Plan — 475,694 shares; 2008 Incentive Compensation Plan — 1,075,100; Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors — 18,438. Shares issuable under performance stock awards are from grants under the 2008 Incentive Compensation Plan.

(2)	Includes the number of shares remaining available for future issuance under the 2008 Incentive Compensation Plan where outstanding performance stock is accounted for at Target performance levels regardless of any potential actual payout.

The Board of Directors recommends a vote “FOR” the amendment and restatement of the Modine Manufacturing Company 2008 Incentive Compensation Plan.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because abstentions broker non−votes are not considered votes cast, they will have no effect on the vote.

ITEM 3 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks the advisory vote of its shareholders on its executive compensation program and asks that you support the compensation of the Company’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The ONC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value.  This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2014 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs.  This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining the NEOs’ compensation in fiscal 2015.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the Company’s executive compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 4 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015 to audit the consolidated financial statements of the Company.  Before the Audit Committee selected PwC, it carefully considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Services provided to the Company and its subsidiaries by PwC in fiscal 2014 and fiscal 2013 are described under Independent Auditor’s Fees for Fiscal 2014 and 2013 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.  If, prior to the annual meeting, PwC declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2014 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2014 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEES FOR FISCAL 2014 AND 2013

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2014 and March 31, 2013, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2014	Fiscal 2013
Audit Fees: (a)	$2,158.7	$2,550.8
Audit-Related Fees: (b)	$0.0	$0.0
Tax Fees: (c)	$583.5	$796.0
All Other Fees: (d)	$4.5	$9.0
Total	$2,746.7	$3,355.8

(a)	Audit Fees: Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)	Audit-Related Fees: Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This amount may include attestations by PwC that are not required by statute or regulation, consulting on financial accounting/reporting standards, and due diligence related to mergers and acquisitions.

(c)	Tax Fees: Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning. This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

(d)	All Other Fees: Fees for permissible work provided by PwC that do not meet any of the above-category descriptions. The fees for fiscal 2014 and fiscal 2013 were for user licenses of PwC’s Comperio research library.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining PwC’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm, subject to the “de minimis” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.  Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2014 and fiscal year ended March 31, 2013 were approved in advance by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of four members, each of whom has been determined by the Board to be sufficiently experienced, financially literate and independent in accordance with the applicable NYSE listing standards.  Mr. Cooley, the Chair of the Audit Committee, qualifies as an audit committee financial expert within the meaning of the SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors.  Under its charter, the Audit Committee’s purpose is to assist the Board of Directors in overseeing:

•	The integrity of the Company’s financial statements;

•	The internal control and disclosure control systems of the Company;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  It is also the responsibility of the Audit Committee to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently, if the Audit Committee may deem necessary.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2015, the Audit Committee considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Members of the Audit Committee prepared written evaluations of PwC, and the evaluations were considered as part of the reappointment process, along with additional input from members of executive management and the head of the Company’s Internal Audit department regarding their views of and experiences with PwC in its capacity as the Company’s independent registered public accounting firm.

The Audit Committee discussed and approved PwC’s compensation for its work as the Company’s independent registered public accounting firm based on a number of factors.  These factors included the review of a fee proposal presented by PwC describing the background of the relationship, the proposed scope of audit, and circumstances distinguishing PwC’s work in fiscal 2014 from its proposed fiscal 2015 role.  The Audit Committee also received input from management regarding its work experience with the PwC audit team and the reasonableness and market competitiveness of PwC’s fee proposal.

In addition, the Audit Committee is charged under its charter with a wide range of responsibilities and authority, including, among others:

•	Retaining, to the extent it deems necessary or appropriate, and with appropriate funding provided by the Company, independent legal, accounting or other advisors, or other services or tools as it deems necessary or appropriate in carrying out its duties;

•	Oversight of management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Review of the activities and recommendations of the Company’s internal auditing program;

•	Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitoring and reviewing the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•	Determining whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to PCAOB Ethics and Independence Rule 3526 (Independence Discussion with Audit Committees));

•	Annually reviewing management’s programs to monitor compliance with the Company’s Code of Ethics;

•	Annually reviewing with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans; and

•	Reviewing with management at least semi-annually the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met eight times during the fiscal year ended March 31, 2014.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors and compliance personnel, in each case without any other member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  PwC presented the matters required to be discussed with the Audit Committee by PCAOB AU 380 “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.”

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the PCAOB Ethics and Independence Rule 3526.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity.  The Audit Committee completes its review of the matters described above prior to the public announcements of financial results.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE

Charles P. Cooley, Chair
David J. Anderson
Christopher W. Patterson
Christine Y. Yan (effective as of May 5, 2014)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.  Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2014 with the reporting requirements of Section 16(a) of the Exchange Act.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2014 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Rules of Conduct for the annual meeting are attached as Appendix B.  Please review the Rules of Conduct before attending the annual meeting.  The Rules of Conduct will also be distributed at the annual meeting.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 30, 2014, the record date.  A total of 47,662,558 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You are entitled to one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by a properly appointed proxy.

Registered Holders

Registered holders may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Broadridge Financial Solutions, Inc.  Specific instructions are set forth on the enclosed proxy card.  You may also vote in person at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  If your bank or brokerage firm is participating in the Broadridge Investor

Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account.  The trustee for the plan, Wells Fargo Bank, N.A., will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.  You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote those shares at the annual meeting in person.

Please tell us when you appoint your proxy if you plan on attending the annual meeting so that we may have an accurate count of the number of shareholders attending the meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

“FOR” election of each of the Company-nominated directors for terms expiring in 2017 (see Item 1); and

“FOR” the Amendment and Restatement of 2008 Incentive Compensation Plan (see Item 2); and

“FOR” approval of the Company’s NEO compensation (see Item 3); and

“FOR” ratification of the Company’s independent registered public accounting firm (see Item 4).

Unless you give other instructions, the persons named as proxies will vote “FOR” Items 1, 2, 3 and 4.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting.  If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy.  You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by Internet, the telephone or mail; or

•	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by Internet, the telephone or mail.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Amendment and Restatement of 2008 Incentive Compensation Plan (Item 2)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Advisory Vote on NEO Compensation (Item 3)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2015 Annual Meeting

Shareholder proposals for the 2015 Annual Meeting of Shareholders of the Company must be received no later than February 17, 2015 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals and director nominations for the 2015 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 8, 2015 and no later than May 3, 2015 at such offices, directed to the attention of the Company’s Secretary and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  We have retained Morrow & Company to act as a proxy solicitor in conjunction with the Annual Meeting.  We have agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet.  On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.

What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may provide written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517, and tell us so.  Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Margaret C. Kelsey,
Vice President, Legal and Corporate Communications
General Counsel and Secretary

June 17, 2014

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company’s Form 10-K (without exhibits).  Such requests should be addressed to:  Vice President, Treasurer and  Investor Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company’s Form 10-K is available on our website, www.modine.com.

APPENDIX A

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN

Amended and Restated Effective May 7, 2014

I.	INTRODUCTION.

1.01            Purpose.  The Modine Manufacturing Company 2008 Incentive Compensation Plan (the "Plan") is intended to provide incentives that will attract and retain the best available (a) non-employee directors of Modine Manufacturing Company (the “Company”) and (b) employees of the Company or any Subsidiary that now exists or hereafter is organized or acquired by the Company, provide additional incentive to such persons and promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase Common Stock, the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Restricted Stock Units, the grant of Performance Stock Awards, the grant of Phantom Stock Awards and the grant of Cash Bonus Awards, as described below.

1.02            Effective Date.  The effective date of the Plan is July 17, 2008 (the “Effective Date”). The Board amended the Plan on May 18, 2011 and on May 7, 2014, subject to the approval of the shareholders of the Company at the 2014 Annual Meeting of Shareholders.

II.	DEFINITIONS.

2.01            "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as it may be amended from time to time.

2.02            “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, unrestricted Common Stock Award, Restricted Stock Unit Award, Performance Stock Award, Phantom Stock Award or Cash Bonus Award, as appropriate.

2.03            “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.

2.04            “Board” means the Board of Directors of the Company.

2.05            “Cash Bonus Award” means a cash award under Article XI of the Plan.

2.06            “Cause” shall be deemed to exist if, and only if: (a) Grantee engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company; (b) Grantee discloses confidential information of the Company that results in a demonstrable material injury to the Company; or (c) Grantee has engaged in a willful and continued failure to perform substantially the Grantee’s duties on behalf of the Company.

2.07            “Change in Control” shall be deemed to take place on the occurrence of any of the following events: (a) the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors  (the “Voting Power”) of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a majority of the Company's consolidated assets, other than to an entity of which the Company owns at least 50% of the Voting Power; or (b) the date upon which individuals, who as of May 7, 2014, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided however, that any person becoming a director subsequent to May 7, 2014 whose appointment or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c).

2.08            “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.09            “Committee” means the committee described in Article IV or the person or persons to whom the committee has delegated its power and responsibilities under Article IV.

2.10            “Common Stock” or “Stock” means the common stock of the Company having a par value of $0.625 per share.

2.11            “Company” means Modine Manufacturing Company, a Wisconsin corporation.

2.12            “Fair Market Value” means, as of any date of determination, (a) the closing sale price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time), or (b) if no such sale shall have been made on that day, on the last preceding day on which there was such a sale. If such Stock is not then listed or quoted as referenced above, Fair Market Value shall be an amount determined in good faith by the Committee.

2.13            “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

2.14            “Grantee” means an individual who has been granted an Award.

2.15            “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

2.16            “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.

2.17            “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

2.18            “Performance Goal” means a performance goal established by the Committee at the time of the grant of an Award (or, where applicable, on or before the latest date permissible to enable an Award to qualify as “performance-based compensation” under Section 162(m) of the Code) that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or relative to a designated comparison group:

(a)	earnings per share;

(b)	net earnings or income (pre-tax or after-tax and with adjustments as stipulated);

(c)	return measures (including but not limited to return on assets employed, equity, average capital employed, capital employed, assets, tangible book value, sales);

(d)	operating income;

(e)	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

(f)	loss ratio;

(g)	expense ratio;

(h)	stock price (including, but not limited to, growth measures and total shareholder return) ;

(i)	economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(j)	economic profit;

(k)	net sales or revenue growth;

(l)	gross profit;

(m)	operating expense ratios;

(n)	operating expense targets;

(o)	productivity ratios;

(p)	gross or operating margins;

(q)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(r)	working capital;

(s)	capital expenditures;

(t)	debt to equity ratio / debt levels;

(u)	total shareholder return;

(v)	business diversification;

(w)	employee retention / attrition;

(x)	safety;

(y)	inventory control / efficiency; and

(z)	such other subjective or objective performance goals, including strategic measures or individual goals, that the ONC Committee deems appropriate.

The Committee may determine the achievement of any of the above Performance Goals with or without regard to any of the following events that occurs during the performance period applicable to an Award subject to a Performance Goal: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Extraordinary and Unusual Items, and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the Committee at the time of the grant  (or, where applicable, on or before the latest date permissible to enable the Performance Share Units to qualify as “performance-based compensation” under Section 162(m) of the Code and as specified in the Award Agreement.  Awards that are subject to a Performance Goal and that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may not be adjusted upward.  The Committee shall retain the discretion to adjust Awards that are subject to a Performance Goal downward, either on a formula or discretionary basis or any combination, as the Committee determines.

2.19            “Performance Stock Award” means an Award under Article IX of the Plan, that is conditioned upon the satisfaction of one or more pre-established Performance Goals.

2.20            “Phantom Stock Award” means the right to receive in cash the Fair Market Value of a share of Common Stock under Article X of the Plan.

2.21            “Plan” means the Modine Manufacturing Company 2008 Incentive Compensation Plan as set forth herein, as it may be amended from time to time.

2.22            “Restricted Stock Award” means a restricted stock award under Article VII of the Plan.

2.23            “Restricted Stock Unit Award” means a restricted stock unit award under Article VIII of the Plan.

2.24            “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), as further described in Article VI of the Plan.

2.25            “Subsidiary” means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.

2.26            “Unrestricted Common Stock Award” means an award of Common Stock made without vesting restrictions in accordance with Section 7.05, below.

III.	SHARES SUBJECT TO AWARD.

3.01            Share Limit.  Subject to adjustment as provided in Section 3.02 below, the number of shares of Common Stock of the Company that may be issued under the Plan shall not exceed eight million three hundred fifty thousand (8,350,000) shares (the "Share Limit"); provided that no individual may be granted Awards covering, in the aggregate, more than three hundred twenty-five thousand (325,000) shares of Common Stock in any calendar year.  Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company or an independent agent in the open market for such purpose, or from any combination of the foregoing.  The Share Limit shall be subject to the following rules and adjustments:

(a)	Any shares of Common Stock subject to Options and SARs shall be counted against the Share Limit as one (1) share for every one share subject thereto.

(b)	With respect to SARs, when a stock settled SAR is exercised, the shares subject to an SAR grant agreement shall be counted against the shares available for issuance as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise.

(c)	Any shares of Common Stock subject to Awards other than Options and SARs shall be counted against the Share Limit as 1.6 shares for every one share issued.

(d)	If any Award granted under this Plan or any other equity incentive plan of the Company in existence on May 18, 2011 is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under this Plan. Any Awards or portions thereof that is settled in cash and not in shares of Common Stock shall not be counted against the foregoing Share Limit. Except as otherwise provided in 3.01(f) below with respect to an Option or SAR, the number of Shares from an Award that are used to satisfy tax withholding shall not be counted against the foregoing Share Limit.

(e)	For purposes of applying the annual individual limitation on shares subject to Awards granted during a calendar year, in connection with any Performance Stock Award granted, the number of shares of Common Stock granted shall be based upon the maximum number of shares payable under such Performance Stock Award and shall be counted against the Share Limit as 1.6 shares for every one share issued.

(f)	For purposes of applying the number of Shares available under this Plan, Shares withheld to satisfy taxes or used to fund the exercise price in connection with the exercise of an Option or SAR, either directly or by attestation, shall be treated as issued hereunder and if an Option is exercised using the net exercise method, the gross number of Shares for which the Option is exercised shall be treated as issued for purposes of counting the Shares available for issuance under this Plan, not just the net Shares issued to the Participant after reduction for the exercise price and required withholding tax. For the avoidance of doubt, any Shares repurchased on the open market by the Company using proceeds from Option exercises shall not be treated as issued hereunder for purposes of determining the number of Shares available under this Plan.

3.02            Changes in Common Stock.  If any stock dividend is declared upon the Common Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

IV.	ADMINISTRATION.

4.01            Administration by the Committee.  For purposes of the power to grant Awards to non-employee directors, the Committee shall consist of the entire Board, provided, however, that discretionary Awards to non-employee directors will be administered by the entire Board but without the participation of any members who at the time are not independent under the rules of the New York Stock Exchange. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall be the Officer Nomination and Compensation Committee of the Board.  The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule, and Section 162(m) of the Code.  A majority of the members of the Committee shall constitute a quorum.  The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

4.02            Committee Powers.  The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan.  The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive.  The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.  Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.

4.03            No Repricing.  Repricing of Options or SARs shall not be permitted without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its purchase or grant price; (B) any other action that is treated as a "repricing" under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying stock in exchange for another Award (including an Option or SAR), unless the cancellation and exchange occurs in connection with an event set forth in Section 3.02. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

4.04            Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it.  Any such delegation may be revoked by the Board or by the Committee at any time.

V.	STOCK OPTIONS.

5.01            Granting of Stock Options.  Options may be granted to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan.  A Grantee may, if he or she is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.  Option grants under the Plan shall be evidenced by an Award Agreement in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.

5.02            Type of Option.  At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a Subsidiary corporation of the Company.  If required by applicable tax rules regarding a particular grant, to the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member (as defined in Section 422 of the Code)) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Non-Qualified Stock Options pursuant to Code Section 422(d).

5.03            Option Terms.  Each option grant Award Agreement shall specify the number of Incentive Stock Options and/or Non-Qualified Stock Options being granted; one option shall be deemed granted for each share of stock.  In addition, each option grant Award Agreement shall specify the exercisability and/or vesting schedule of such options, if any.  For Options granted on or after May 18, 2011, except as otherwise provided by the Committee, the Option shall vest over a four year period, with 25% of the Option vesting on each annual anniversary after the Grant Date.  No Option shall be exercisable in whole or in part more than ten years from the Grant Date.

5.04            Purchase Price.  The purchase price for a share subject to Option shall not be less than 100% of the Fair Market Value of the share on the date the Option is granted, provided, however, the purchase price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such share on the date the Option is granted if the Grantee then owns (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. The purchase price of the Common Stock covered by each Option shall be subject to adjustment as provided in Articles III and XII hereof.

5.05            Method of Exercise.  An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the purchase price for such shares.  The purchase price may be paid by any of the following methods, (a) by cash, (b) to the extent permitted under the particular grant Award Agreement, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option ("Delivered Stock"), (c) a combination of cash and Delivered Stock, or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable law.  Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.

5.06            Shareholder Rights.  A Grantee shall not, by reason of any Options granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.  No dividends or dividend equivalents shall be paid with respect to Options.

VI.	STOCK APPRECIATION RIGHTS.

6.01            Granting of SARs.  The Committee may, in its discretion, grant SARs to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  SARs may be granted with respect to Options granted concurrently (tandem SARs) or on a standalone basis (standalone SARs).

6.02            SAR Terms.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of SARs granted, the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), the term of the SAR, and such other provisions as the Committee shall determine.   For SARs granted on or after May 18, 2011, except as otherwise provided by the Committee, the SAR shall vest over a four  year period, with 25% of the SAR vesting on each annual anniversary after the Grant Date.  No SAR shall be exercisable in whole or in part more than ten years from the Grant Date.

6.03            Method of Exercise.  An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.

6.04            Payment upon Exercise.  Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised.  At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value (valued at the Fair Market Value of the Common Stock on the date of exercise), or in some combination thereof.  The aggregate number of available shares under Section 3.01 shall not be affected by any cash payments, but for the avoidance of doubt, SARs shall be counted against the individual annual limitation on Awards granted in Section 3.01.

6.05            Shareholder Rights.  A Grantee shall not, by reason of any SARs granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by SARs until shares of Stock have been issued.  No dividends or dividend equivalents shall be paid with respect to SARs.

VII.	RESTRICTED STOCK AWARDS AND UNRESTRICTED COMMON STOCK AWARDS.

7.01            Administration.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the eligible persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares of restricted Common Stock to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

7.02            Registration.  Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.03            Terms and Conditions.  Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(b)	Except to the extent otherwise provided in the applicable Award Agreement and in (c) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason. For Restricted Stock Awards granted on or after May 18, 2011, except as otherwise provided by the Committee, the Restricted Stock shall vest over a four year period, with 25% of the Restricted Stock Award vesting on each annual anniversary after the Grant Date of the Award.

(c)	In the event of hardship, early retirement or other special circumstances of a Grantee whose employment is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of Restricted Stock.

(d)	If and when the applicable restrictions lapse, with respect to any Shares registered in book-entry form, the Company’s transfer agent shall be provided with notice regarding the lapse of the restriction, and if a stock certificate was issued with respect to the shares of Restricted Stock, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

7.04            Rights as Shareholder.  A Grantee receiving a Restricted Stock Award shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends.  Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock.

7.05            Unrestricted Common Stock Awards.  The Committee or the Board may grant Unrestricted Common Stock Awards to non-employee directors of the Company.  Except as otherwise provided at the time of grant, shares of Common Stock subject to an Unrestricted Common Stock Award shall not be subject to the terms and conditions set forth in Section 7.03 above.

VIII.	RESTRICTED STOCK UNIT AWARDS.

8.01            Administration.  Restricted Stock Unit Awards entitle a Grantee to receive one share of Common Stock for each Restricted Stock Unit if the vesting conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Restricted Stock Unit Awards will be made, the number of Restricted Stock Units to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The provisions of Restricted Stock Unit Awards need not be the same with respect to each recipient.

8.02            Terms and Conditions.  Restricted Stock Unit Awards shall be subject to the following terms and conditions:

(a)	A Grantee shall be entitled to receive from the Company one share of Common Stock for each Restricted Stock Unit. At the discretion of the Committee, if so determined at the time of grant, the Company shall be entitled to settle its obligation to deliver shares of Common Stock in cash (valued at the Fair Market Value of the Common Stock on the required date of issuance).

(b)	Except as otherwise provided by the Committee at the time of grant, shares of Common Stock payable with respect to Restricted Stock Units shall be issued to a Grantee on the date the vesting conditions applicable to a Restricted Stock Unit Award are satisfied; provided however, that if any Award of Restricted Stock Units to a Grantee who is subject to U.S. federal income tax is nonqualified deferred compensation for purposes of Section 409A of the Code, shares of Common Stock shall only be distributed to the grantee at such times as would not cause the grantee to become subject to penalties under Section 409A of the Code.

(c)	A Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber a Restricted Stock Unit Award.

(d)	Following vesting, the issuance of shares of Common Stock in settlement of a Restricted Stock Unit may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(e)	Except to the extent otherwise provided in the applicable Award Agreement and in (f) below, the portion of the Award still subject to vesting shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason. Except as otherwise provided by the Committee, a Restricted Stock Unit Award shall vest over a four year period, with 25% of the Restricted Stock Unit Award vesting on each annual anniversary after the Grant Date of the Award.

(f)	In the event of hardship, early retirement or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may accelerate in whole or in part any unvested Restricted Stock Units held by the Grantee.

(g)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

8.03            Rights as Shareholder.   A Grantee receiving a Restricted Stock Unit Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her at the time set forth in the Applicable Award Agreement.   Notwithstanding the foregoing, the Committee shall have the right, but not the obligation, to grant Restricted Stock Unit Awards which pay dividend equivalents to the Grantee in the form of cash payments or additional Restricted Stock Units, as specified in the applicable Award Agreement.

IX.	PERFORMANCE STOCK AWARDS.

9.01            Administration.  Performance Stock Awards entitle a Grantee to receive shares of Common Stock if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the Performance Stock Award upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the Performance Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Performance Stock Awards need not be the same with respect to each recipient.

9.02            Terms and Conditions.  Performance Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Stock Award.

(b)	Except to the extent otherwise provided in the applicable Award Agreement, the portion of the Award still subject to restriction may be forfeited by the Grantee upon termination of a Grantee’s service for any reason, at the discretion of the Committee.

(c)	If and when the applicable restrictions lapse, the issuance of shares of Common Stock in settlement of a Performance Stock Award may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(d)	For Performance Stock Awards granted on or after May 18, 2011, the minimum performance period applicable to a Performance Goal will be one year.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

9.03            Rights as Shareholder.  A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions, if any.  Except to the extent otherwise provided by the Committee at the time of grant, no dividends or dividend equivalents shall be paid with respect to Performance Stock Awards prior to the time such shares are issued.

X.	PHANTOM STOCK AWARDS.

10.01            Administration.  Phantom Stock Awards entitle a Grantee to receive cash payments based upon the Fair Market Value of shares of Common Stock if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Phantom Stock Awards will be made, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of a Phantom Stock Award upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also condition the grant of a Phantom Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Phantom Stock Awards need not be the same with respect to each recipient.

10.02            Terms and Conditions.  Phantom Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Phantom Stock Award.

(b)	Except to the extent otherwise provided in the applicable Award Agreement, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(c)	If and when the applicable restrictions lapse, the Company shall pay to Grantee an amount equal to the Fair Market Value of a share of Common Stock multiplied by the number of shares covered by the Award for which the restrictions have then lapsed.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(e)	The aggregate number of available shares in Section 3.01 shall not be affected by any cash payments in respect of Phantom Stock Awards, but for the avoidance of doubt, Phantom Stock Awards shall be counted against the individual annual limitation on Awards granted in Section 3.01.

10.03            Rights as Shareholder.  A Grantee receiving a Phantom Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto.

XI.	CASH BONUS AWARDS.

11.01            Administration.  The Committee may establish Cash Bonus Awards either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the employees to whom and the time or times at which Cash Bonus Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Bonus Award payable to an employee in any calendar year shall not exceed three million dollars ($3,000,000).

11.02            Terms and Conditions.  Cash Bonus Awards shall be subject to the following terms and conditions:

(a)	A Cash Bonus Award under the Plan shall be paid solely on account of the attainment of one or more pre-established, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Company as a whole. It is intended that any Performance Goal will be in a form that relates the bonus to an increase in the value of the Company to its shareholders.

(b)	Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates. The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.

11.03            Non-Exclusivity. This Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary to award bonuses or authorize any other compensation to any person.

XII.	EFFECT OF CORPORATE TRANSACTIONS.

12.01            Merger, Consolidation or Reorganization.  In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:

(a)	Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof, if any, is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof, if any; or

(b)	The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event over (ii) the exercise price of such option or the grant price of the SAR, multiplied by the number of shares subject to such Award (including any unvested portion). In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event (including payment for any unvested portion). No payment shall be made to a Grantee for any Option or SAR if the purchase or grant price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event. Unless the particular Award Agreement provides otherwise, determination of any payment under this Section 12.01(b) for an Award that is subject to a Performance Goal shall be based upon achievement at the target level of performance.

This Section 12.01 shall not apply to any Cash Bonus Awards established under Article XI of this Plan.

12.02            Change in Control.  Notwithstanding any provision in this Plan to the contrary, unless the particular Award Agreement provides otherwise or except where a Grantee’s entitlement to an Award is subject to a Performance Goal, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, all Awards (including those that are assumed or were substituted or converted in accordance with Section 12.01(a)) will become fully vested, and, for Options and SARs, immediately exercisable.  In the case of an Award under which a Grantee’s entitlement to the Award is subject to the achievement of a Performance Goal, unless the particular Award Agreement provides otherwise, upon the occurrence of a Change in Control, the Grantee shall be deemed to have satisfied the Performance Goal at the target level of performance and such Award shall continue to vest based on the time-based service vesting criteria, if any, to which the Award is subject.  For Awards described in the preceding sentence that are assumed or maintained by the acquiring or surviving company following a Change in Control, unless the particular Award Agreement provides otherwise, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, the time-based service vesting criteria shall be deemed satisfied at the time of such termination.

This Section 12.02 shall not apply to any Cash Bonus Awards established under Article XI of this Plan.

XIII.	MISCELLANEOUS.

13.01            Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or the payment of Restricted Stock Units or Performance Stock, Grantees may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

13.02            No Employment or Retention Agreement Intended.  Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its Subsidiaries; it does not give any Grantee the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

13.03            Non-transferability of Awards.  Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative.  Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

13.04            Forfeiture of Awards or Amounts Paid Under the Plan.  The Company shall have the power and the right to require any Grantee to forfeit and return to the Company any Award made to the Grantee or proceeds realized thereon pursuant to this Plan consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

13.05            Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Grantee to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

13.06            Dissolution or Liquidation.  Upon the dissolution or liquidation of the Company, any outstanding Awards previously granted under this Plan shall be deemed canceled.

13.07            Controlling Law.  The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

13.08            Termination and Amendment of the Plan.  The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options.  The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award previously granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of a Grantee, to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for another Award including an Option or SAR with an exercise price that is less than the exercise price of the original Options or SARs, except in the event of a corporate event involving the Company, as authorized under Section 3.02 or 12.01 of the Plan.

APPENDIX B

Modine Manufacturing Company

ANNUAL MEETING OF SHAREHOLDERS

Rules of Conduct

In order to conduct an orderly and constructive meeting of shareholders in a manner that is fair to the interests of all shareholders, and give all shareholders present a reasonable opportunity to be heard, the 2014 Annual Meeting of Shareholders will be conducted in accordance with the following rules and procedures:

1.	You need not vote at this meeting if you have already voted by proxy and have not revoked your proxy. If you have previously voted but wish to change your vote, or if you have not yet voted, you may request a ballot from the inspector of election and vote before the polls close.

2.	Subject to the discretion of the Lead Director, the business of the meeting will be taken up in the order on the agenda. When an item on the agenda is before the meeting, questions or comments should be confined to that item.

3.	Only shareholders eligible to vote at the meeting (or holders of their proxies) may speak at the meeting. Shareholders should not address the meeting until recognized by the Lead Director of the meeting. Shareholders eligible to vote who wish to address the meeting, should rise and wait to be recognized. Once recognized, shareholders (or proxy holders) should state their name and, if applicable, the name of any shareholder they represent.

4.	Each speaker shall be limited to 3 minutes on a particular subject. Once a shareholder has spoken on a subject, that shareholder should give other shareholders the opportunity to speak.

5.	Shareholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated. The meeting is not to be used as a forum to present views that are not directly related to the business before the meeting.

6.	Questions and comments unrelated to agenda items should be held for discussion after the conclusion of the formal meeting.

7.	Individual matters, not of concern to all shareholders generally, such as personal grievances, are not appropriate matters for general discussion.

8.	The use of cameras or sound recording equipment is prohibited, except those employed by the Company, if any, to provide a record of the proceedings.

B-1

Notice
of Meeting
and Proxy
Statement

2014	Annual Meeting
of Shareholders

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 16, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Modine Manufacturing Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 16, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M76454-P54048 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MODINE MANUFACTURING COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. David J. Anderson	☐	☐	☐

	1b. Larry O. Moore	☐	☐	☐

	1c. Marsha C. Williams	☐	☐	☐
		For	Against	Abstain

2.	Amendment and Restatement of 2008 Incentive Compensation Plan.	☐	☐	☐

3.	Advisory vote to approve the Company’s named executive officer compensation.	☐	☐	☐

4.	Ratification of the appointment of the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2, 3 and 4.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend the 2014 Annual Meeting of Shareholders.	☐	☐

Please sign exactly as your nams(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be held on July 17, 2014 – the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and www.modine.com.

M76455-P54048

Annual Meeting of Shareholders
Thursday, July 17, 2014
9:00 AM CDT
This proxy is solicited by the Board of Directors

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com.

The undersigned hereby appoints Michael B. Lucareli and Margaret ("Peggy") C. Kelsey, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2014 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202 on July 17, 2014 at 9:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine  401(k)  Retirement  Savings  Plans-Voting  Instructions  to  Trustee,  Wells  Fargo  Bank,  N.A.,  for  the  Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Salaried Retirement Savings Plan or the Modine 401(k) Hourly Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2014 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received  will generally be voted by the  Trustee, Wells Fargo  Bank, N.A., in the same proportion  that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

Continued and to be signed on reverse side.